Exhibit 10.1

AMENDED AND RESTATED
CREDIT AGREEMENT,

dated as of April 16, 2008,

among

HECLA MINING COMPANY,
as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS
FROM TIME TO TIME PARTIES HERETO,
as the Lenders, and

THE BANK OF NOVA SCOTIA,
as the Administrative Agent for the Lenders.

SCOTIA CAPITAL,
as Sole Lead Arranger and Sole Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

SCHEDULES AND EXHIBITS

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages; LIBOR Office; Domestic Office; Contact Information

EXHIBIT A-1	-	Form of Term I Note
EXHIBIT A-2	-	Form of Term II Note
EXHIBIT B	-	Form of Borrowing Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Effective Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Subsidiary Guaranty
EXHIBIT G	-	Form of Pledge Agreement
EXHIBIT H	-	Form of Security Agreement
EXHIBIT I	-	Form of Interco Subordination Agreement
EXHIBIT J	-	Form of Lender Assignment Agreement

-vii-

AMENDED AND RESTATED
CREDIT AGREEMENT

          THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 16, 2008, is among HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and Scotia Capital, as lead arranger (the “Lead Arranger”).

W I T N E S S E T H:

          WHEREAS, the Borrower is engaged in the mining, extraction, production, handling, milling and other forms of processing ores, minerals and mineral resources (capitalized terms used in these recitals and not defined in these recitals to have the meanings set forth in Section 1.1 below);

          WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of September 12, 2005 ( as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), with Scotiabank as administrative agent thereunder, and each lender from time to time party thereto;

          WHEREAS, pursuant to the Acquisition Agreement, Hecla Admiralty, a direct wholly-owned subsidiary of Borrower will acquire all of the issued and outstanding Capital Securities of Kennecott and Kennecott Juneau (the “Acquisition”);

          WHEREAS, Borrower has requested that in connection with the Acquisition, that the Existing Credit Agreement be amended and restated in its entirety to reflect the terms of this Agreement, and the Lenders have agreed to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than those that remain herein and other than for accrued fees and expenses, and indemnification provisions, accrued and owing under the terms of the Existing Credit Agreement on or prior to the date hereof or arising (in the case of an indemnification) under the terms of the Existing Credit Agreement, in each case to the extent provided for in the Existing Credit Agreement);

          WHEREAS, in connection with the amendment and restatement of the Existing Credit Agreement and the Acquisition, the Borrower has requested that the Lenders extend credit to the Borrower in the form of the Loans; and

          WHEREAS, the proceeds from the Loans will be used to (a) finance the Acquisition and (b) repay all of the existing Indebtedness outstanding under the Existing Credit Agreement.

          WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make the Loans.

          NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

          “Acquisition” is defined in the recitals hereto.

          “Acquisition Agreement” means the Stock Purchase Agreement, dated as of February 12, 2008, among Kennecott Holdings, Hecla Admiralty and Borrower, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

          “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.

          “Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly,

          (x) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(y) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

“Agreement” means, on any date, this Credit Agreement.

          “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of

(a) the Base Rate in effect on such day; and

(b) the Federal Funds Rate in effect on such day plus ½ of 1%.

          Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided that, the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

          “Annualized Basis” means, (a) with respect to the Fiscal Quarter ending on September 30, 2008, the applicable amount for such Fiscal Quarter multiplied by 4, (b) with respect to the Fiscal Quarter ending on December 31, 2008, the applicable amount for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by 2 and (c) with respect to the Fiscal Quarter ending on March 31, 2009, the applicable amount for such Fiscal Quarter and the two preceding Fiscal Quarters multiplied by 4/3.

          “Applicable Law” means, relative to any Person, (x) all provisions of laws, statutes, treaties, ordinances, rules, regulations, requirements, restrictions, permits, certificates, decisions, directives, guidelines or orders of any Governmental Authority applicable to such Person or any of its assets or property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its assets or properties are bound.

          “Applicable Margin” means

(a) relative to the interest rates on the outstanding Term I Loans, the applicable percentage set forth below opposite the applicable Leverage Ratio range:

Leverage Ratio	LIBO Rate plus	Base Rate plus

less than 1.00	1.25%	0.25%

greater than or equal to 1.00,	1.375%	0.375%
but less than 2.00
greater than or equal to 2.00,	1.625%	0.625%
but less than 2.50

greater than or equal to 2.50	2.00%	1.00%

(b) relative to the interest rates on outstanding Term II Loans, 2.00% per annum with respect to Base Rate Loans and 3.00% per annum with respect to LIBO Rate Loans.

          Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), the Applicable Margin for all Term I Loans from the Effective Date through the end of the second complete Fiscal Quarter after the Effective Date shall be (x) 0.625% for Base Rate Loans and (y) 1.625% for LIBO Rate Loans. Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate by applicable due date as specified in Section 7.1.1(c), the Applicable Margin from such date and up to but excluding the date of receipt by the Administrative Agent of such Compliance Certificate shall equal the highest Applicable Margin set forth above.

          “Approval” means each approval, authorization, license, permit, franchise, consent, certificate, franchise, exemption, filing or registration by or with any Governmental Authority.

          “Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

          “Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1 (or otherwise most recently certified to the Administrative Agent pursuant hereto).

          “Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

          “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

          “Board of Directors” means, relative to any Person, (w) in the case of any corporation, its board of directors, (x) in the case of any limited liability company, its board of managers (or the functional equivalent of the foregoing), (y) in the case of any partnership, the Board of Directors of the general partner of such partnership (or the functional equivalent of the foregoing) and (z) in any other case, the functional equivalent of the foregoing.

          “Borrower” is defined in the preamble.

          “Borrowing” means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.2.

          “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

          “Burke Trading” means Burke Trading Inc., a Delaware corporation.

          “Business Day” means

(x) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, London, England or Toronto, Canada; and

          (y) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (x) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

          “Capital Expenditure” means, for any period, the aggregate amount of (x) any expenditure of the Borrower or any Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as a capital expenditure and (y) any Capitalized Lease Liability incurred by the Borrower and its Subsidiaries during such period.

          “Capital Security” means, with respect to any Person, any share, interest, participation or other equivalent (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

          “Capitalized Lease Liability” means, with respect to any Person, any monetary obligation of such Person and its Subsidiaries under any leasing or similar arrangement which has been (or, in accordance with GAAP, should be) classified as a capitalized lease, and for purposes of each Loan Document the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

          “Cash Equivalent Investment” means, at any time:

          (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by

          (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P, P-1 or higher by Moody’s, or F-1 or higher from Fitch or

(ii) any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by

          (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch and (y) a combined capital and surplus greater than $500,000,000, or

(ii) any Lender, or

          (iii) Idaho Independent Bank (provided that the aggregate amount invested in all such certificates of deposit, time deposit and bankers acceptances issued by Idaho Independent Bank at any time shall not exceed $20,000,000); or

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

          “Casualty Event” means the damage or destruction or any taking under power of eminent domain or by condemnation or similar proceeding, as the case may be, of property of any Person or any of its Subsidiaries.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

          “Change in Control” means

          (a) at any time any Person or Persons acting in concert, shall become the “beneficial holder” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities of the Borrower representing more than 50% of the issued and outstanding Voting Securities of the Borrower on a fully diluted basis;

          (b) during any period of 24 consecutive months commencing on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;

(c) the occurrence of any “Change in Control” (or similar term) under (and as defined in) any Subordinated Debt Document or Designated Preferred Stock Document or

          (d) the failure of the Borrower at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of each Subsidiary Guarantor, such Capital Securities to be held free and clear of all Liens (other than Liens permitted pursuant to clauses (a), (h) and (j) of Section 7.2.3).

          “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

          “Commitment” means with respect to each Lender, such Lender’s obligations to make its Loans pursuant to Section 2.1.

          “Commitment Amount” means, as the context may require, the Term I Loan Commitment Amount and the Term II Loan Commitment Amount.

          “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

          “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person or is liable to maintain the solvency or any balance sheet item, level of income or financial condition of any other Person for the purpose of assuring a creditor against loss. The amount of any Person’s obligation under any Contingent Liability shall (subject, however, to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

          “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

          “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          “Credit Extension” means the making of Loans by a Lender.

          “Current Assets” means the total assets which would properly be classified in accordance with Section 1.5 as consolidated current assets of the Borrower and its Subsidiaries.

          “Current GAAP Financials” is defined in Section 1.5.

          “Current Liabilities” means the total liabilities which would properly be classified in accordance with Section 1.5 as consolidated current liabilities of the Borrower and its Subsidiaries (other than the Term II Loans and the current portion of outstanding Indebtedness of the Borrower and its Subsidiaries that matures more than one year from the date of its creation (including, without limitation, the current portion of the Term I Loans) or matures within one year from such date and is renewable or extendable, at the option of the Borrower or one of its Subsidiaries, to a date more than one year from such date).

“Current Ratio” means, at any time, the ratio of:

(a) Current Assets at such time;

to

(b) Current Liabilities at such time.

          “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          “Designated Preferred Stock” means preferred stock of the Borrower (a) which does not require any scheduled redemption within one year following the Stated Maturity Date of the Term I Loans, (b) with respect to which dividends may not be declared, paid or funds set aside for payment thereof following the occurrence and during the continuance of a Default and (c) either contains (i) terms that are not more onerous on the Borrower than the terms of its Series B Preferred Stock or (ii) covenants, redemption events, redemption provisions and other terms that are, in the reasonable judgment of the Required Lenders, customary for comparable issuances of preferred stock.

          “Designated Preferred Stock Documents” means, collectively, the certificate of designations, purchase agreements and other instruments and agreements evidencing the terms of Designated Preferred Stock, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

          “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

          “Disposition” (or similar words such as “Dispose”) means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s assets (including accounts receivable and Capital Securities of such Person’s Subsidiaries) or Approvals to any other Person in a single transaction or series of transactions.

          “Dollar” and the sign “$” mean lawful money of the United States.

          “Domestic Office” means, relative to any Lender, the office of such Lender designated as its “Domestic Office” on Schedule II or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“Earn-out Obligations” is defined in the definition of Indebtedness.

“EBITDA” means, for any applicable period, the sum of

(a) Net Income (exclusive of all amounts in respect of any gains and losses realized from Dispositions other than inventory Disposed of in the ordinary course of business), plus

          (b) to the extent deducted in determining Net Income, the sum, without duplication, of (i) amounts attributable to amortization and depreciation of assets, (ii) income tax expense, (iii) Interest Expense, (iv) non-cash charges (other than write-downs of accounts receivable), (v) expenses paid in respect of any consummated Permitted Acquisition to the extent such expenses previously would have been permitted to be capitalized in accordance with GAAP as in effect on December 31, 2007 and (vi) any cash foreign currency exchange losses in respect of dividends, distributions or inter-company payments made in the 2008 Fiscal Year by a Subsidiary organized and existing under, or otherwise subject to, the laws of Venezuela, minus

          (c) to the extent added in determining Net Income, the sum, without duplication, of (i) interest income paid during such period to the Borrower and its Subsidiaries, (ii) non-cash gains, (iii) the income of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (iv) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under the Loan Documents) or requirement of law applicable to such Subsidiary, (v) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of the Borrower’s Subsidiaries and (vi) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, minus

          (d) the amount of all cash payments made in such period to the extent that such payments relate to a non-cash charge incurred in a previous period that was added back in determining EBITDA hereunder pursuant to the preceding clause (b)(iv);

          provided that to the extent any such period includes the Fiscal Quarters ending on June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008 or June 30, 2008, EBITDA for each such Fiscal Quarter shall be deemed to be the applicable Plug Amount.

          “Effective Date” means the date this Agreement becomes effective pursuant to Section 10.8.

          “Effective Date Certificate” means the effective date certificate executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit D hereto.

          “El Callao Gold” means El Callao Gold Mining Company, a Delaware corporation.

          “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates).

          “Environmental Law” means all present and future Applicable Laws imposing liability or standards of conduct relating to the environment, industrial hygiene, land use or the protection of human health and safety, natural resources, pollution (including Hazardous Materials) or waste management, including laws relating to reclamation of land and waterways.

          “Equity Incentive Plans” means the Hecla Mining Company 1995 Stock Incentive Plan, as amended, the Hecla Mining Company Stock Plan for Nonemployee Directors, as amended, and the Hecla Mining Company Key Employee Deferred Compensation Plan, as amended.

          “ERISA” means the Employee Retirement Income Security Act of 1974, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

          “Event of Default” is defined in Section 8.1.

          “Excess Cash Flow” means, for any Fiscal Year, the excess (if any), of

(x) EBITDA for such Fiscal Year;

minus

          (y) the sum (for such Fiscal Year) of (A) Interest Expense actually paid in cash by the Borrower and Subsidiaries, plus (B) principal repayments, to the extent actually made, of Loans pursuant to clauses (a) or (b) of Section 3.1.1 or upon the Stated Maturity Date of such Loans (excluding, however, repayments made from a refinancing of any portion of such Indebtedness, or pursuant to any other clause of Section 3.1.1 (including on the Stated Maturity Date thereof)) plus (C) all income Taxes actually paid in cash by the Borrower and Subsidiaries plus (D) Capital Expenditures made in cash (excluding, however, Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in EBITDA) plus (E) reclamation expenses actually paid in cash by the Borrower and its Subsidiaries (excluding, however, reclamation expenses financed with the proceeds of insurance).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exemption Certificate” is defined in clause (e) of Section 4.6.

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

          (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          “Fee Letter” means the confidential amended and restated fee letter, dated April 15, 2008, between Scotiabank and the Borrower.

          “Filing Agent” is defined in Section 5.1.10.

          “Filing Statements” is defined in Section 5.1.10.

          “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

          “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2008 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

          “Fitch” means Fitch, Inc.

          “Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or a State thereof executed and delivered by the Borrower or any Subsidiary pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on any Collateral (as defined in the Security Agreement).

          “Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

          “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

          “GAAP” is defined in Section 1.5.

          “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Greens Creek Group” means, collectively, the Greens Creek Participants and Hecla Admiralty.

          “Greens Creek Joint Venture” means the joint venture among the Greens Creek Participants as governed by the terms of the Greens Creek Joint Venture Agreement.

          “Greens Creek Joint Venture Agreement” means the Restated Mining Venture Agreement, dated as of May 6, 1994, by and among Kennecott, the Borrower and Kennecott Juneau (as successor to CSX Alaska Mining Co., a Delaware corporation), as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms thereof and hereof.

          “Greens Creek Manager” means Kennecott, or any successor manager appointed under the Greens Creek Joint Venture Agreement.

          “Greens Creek Mine” means the mine located on Admiralty Island, near Juneau, Alaska, that is owned and operated pursuant to the Greens Creek Joint Venture Agreement by the Greens Creek Participants.

          “Greens Creek Participants” means, collectively, Hecla Alaska, Kennecott and Kennecott Juneau.

          “Hazardous Material” means (w) any substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “contaminants”, “pollutants” or any other formulation intended to define, list or classify substances by reason of adverse effects on the environment or deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “TLCP” toxicity or “EP” toxicity; (x) any oil, petroleum or petroleum-derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (y) any flammable substances or explosives or any radioactive materials; or (z) any asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

          “Hecla Admiralty” means Hecla Admiralty Company, a Delaware corporation.

          “Hecla Alaska” means Hecla Alaska LLC, a Delaware limited liability company.

          “Hecla Limited” means Hecla Limited, a Delaware corporation.

          “Hecla Mine Plan” means, with respect to all mines controlled by the Borrower (including any of its Subsidiaries), a life of mine plan prepared by the Borrower setting forth on a consolidated basis and separately with respect to each mine, inter alia, annual operating, capital and exploration budgets; proposed construction, development, operation and closing of such mines and any rehabilitation or reclamation work related thereto; exploitation, treatment, production, marketing and sale of all metals recovered from such mines; and all administrative, technical, financial and commercial activities related thereto. The Hecla Mine Plan shall be updated annually and delivered to the Administrative Agent, in each case in accordance with clause (l) of Section 7.1.1.

          “Hedging Agreements” means currency exchange agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, commodity hedging agreements, commodity swap, exchange or futures agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

          “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

          “Immaterial Subsidiary” means, on any date, a Subsidiary of the Borrower which (a) was not designated as a “Material Subsidiary” on Item 1.1(a) of the Disclosure Schedule or (b) is notified to the Lenders as being an “Immaterial Subsidiary” pursuant to a certificate executed by an Authorized Officer of the Borrower certifying to each of the items set forth in the immediately succeeding proviso; provided that a Subsidiary shall not be an Immaterial Subsidiary if (i) its assets exceeded $2,000,000 as of the last day of the most recently completed Fiscal Quarter, (ii) its revenues exceeded $1,000,000 for the most recently completed Fiscal Quarter, (iii) the assets of all Immaterial Subsidiaries exceeded $10,000,000 as of the last day of the most recently completed Fiscal Quarter, (iv) the aggregate revenue of all Immaterial Subsidiaries exceeded $2,000,000 for the most recently completed Fiscal Quarter or (v) the Borrower or any Material Subsidiary is providing any credit support for, or a guarantee of, any obligations of such Subsidiary; provided further that, in the event all Subsidiaries otherwise designated as Immaterial Subsidiaries by the Borrower should not be Immaterial Subsidiaries as a result of clause (iii) or (iv) of the immediately preceding proviso and the Borrower has not designated which Subsidiary (or Subsidiaries) should no longer constitute Immaterial Subsidiaries pursuant to the Compliance Certificate most recently delivered pursuant to clause (c) of Section 7.1.1 or notice delivered pursuant to Section 7.1.10, the Administrative Agent may designate which Subsidiary (or Subsidiaries) no longer constitute Immaterial Subsidiaries. In no event shall a Subsidiary Guarantor be an Immaterial Subsidiary; provided further that neither Hecla Limited nor any Person in the Greens Creek Group shall be an Immaterial Subsidiary.

          “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement;

          (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default; or

          (d) which, to the extent the Borrower shall be subject to the provisions of Sarbanes-Oxley and the rules and regulations of the SEC promulgated thereunder, relates to an attestation report of such independent public accountant as to the Borrower’s internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley, except to the extent any such qualification or exception (i) is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board, (ii) has appeared in the attestation report described in the Borrower’s Annual Report on Form 10-K for the 2007 Fiscal Year, (iii) does not, in the reasonable judgment of the Required Lenders, create a reasonable doubt as to the accuracy of any item or items in the financial statements furnished by the Borrower that, if corrected, would cause the Borrower to be in Default or (iv) is otherwise acceptable to the Required Lenders.

“Indebtedness” of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money or advances or borrowed metals and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (including performance and reclamation bonds);

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

          (d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as indebtedness on the liabilities side on the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net Hedging Obligations of such Person;

          (f) whether or not so included as liabilities in accordance with GAAP, (i) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), including obligations of such Person (“Earn-out Obligations”) in respect of “earn-outs” or other similar contingent payments (whether based on revenue or otherwise) arising from the acquisition of a business or line of business pursuant to a Permitted Acquisition and payable to the seller or sellers thereof, and (ii) indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) obligations arising under Synthetic Leases;

(h) the stated liquidation value of Redeemable Capital Securities of such Person; and

(i) all Contingent Liabilities of such Person in respect of any of the foregoing.

          The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

          “Indemnified Liabilities” is defined in Section 10.4.

          “Indemnified Parties” is defined in Section 10.4.

          “Independence Lead Mine Acquisition” means the acquisition by the Borrower of all of the assets of Independence Lead Mines Company (“ILM”) in exchange for 6,936,884 shares of Capital Securities of the Borrower to be distributed to the shareholders of ILM pursuant to the terms of that certain Asset Purchase Agreement by and among ILM, the Borrower and Hecla Merger Company dated as of February 13, 2008.

          “Interco Subordination Agreement” means the Subordination Agreement, substantially in the form of Exhibit I hereto, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

          “Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio, computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters, of:

(a) EBITDA for such period;

to

          (b) Interest Expense (other than Interest Expense attributable to the Term II Loans) for such period; provided, however, that, in the event such period would include any Fiscal Quarter commencing prior to the Effective Date, Interest Expense shall be (i) if determined at any time prior to the date the Compliance Certificate for the Fiscal Quarter ending on September 30, 2008 is delivered (or the date on which such Compliance Certificate is required to be delivered) pursuant to clause (c) of Section 7.1.1, the relevant Plug Amount, and (ii) with respect to any period thereafter, determined on an Annualized Basis.

          “Interest Expense” means, for any applicable period, calculated in accordance with Section 1.5, the aggregate interest expense of the Borrower and its Subsidiaries for such applicable period, including and together with (i) the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense and (ii) dividends declared on Designated Preferred Stock (except to the extent payable in additional shares of Designated Preferred Stock or shares of the Borrower’s common stock).

          “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.2 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.2 or 2.4; provided that,

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

          (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c) no Interest Period shall be longer than one month during the Primary Syndication; and

(d) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

          “Investment” means, relative to any Person,

          (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in favor of any other Person;

(c) any Capital Securities held by such Person in any other Person; and

(d) the purchase or other acquisition (in one transaction or a series of transactions) of material assets of another Person other than in the ordinary course of business.

          The amount of any Investment shall be excess of the original principal or capital amount thereof minus all realized returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

          “Isidora Mine” means the mine that is located in the eastern Venezuelan State of Bolivar, and that is owned and operated through the Subsidiaries Minera Hecla Venezolana, C.A. (since June 1999) and El Callao Gold (since 2002) and is operated in conjunction with the La Camorra Mine.

          “Kennecott” means Kennecott Greens Creek Mining Company, a Delaware corporation.

          “Kennecott Holdings” means Kennecott Minerals Holdings Company, a Delaware corporation.

          “Kennecott Juneau” means Kennecott Juneau Mining Company, a Delaware corporation.

          “La Camorra Mine” means the mine that is located in the eastern Venezuelan State of Bolívar, and that is owned and operated through the Subsidiary Minera Hecla Venezolana, C.A. and is operated in conjunction with the Isidora Mine.

          “Land Exchange Agreement” means the Land Exchange Agreement, dated as of December 14, 1994, between Kennecott and the United States, by and through the U.S. Department of Agriculture Forest Service, as amended or otherwise modified from time to time.

          “Lead Arranger” is defined in the preamble.

          “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit J hereto.

          “Lender Hedging Agreement” means any Hedging Agreement entered into by the Borrower under which the counterparty of such agreement is a Lender, the Administrative Agent, or an Affiliate of a Lender or the Administrative Agent.

          “Lenders” is defined in the preamble.

          “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), reasonable disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and reasonable experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent or any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

          (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower’s or any of its Subsidiaries’ or any of their respective predecessors’ properties;

          (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

          (d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of

(a) Total Net Debt outstanding on the last day of such Fiscal Quarter;

to

(b) EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

          “LIBO Rate” means, relative to any Interest Period for LIBO Rate Loans, the rate per annum for any Interest Period fixed each day at 11:00 a.m. (London time) determined by the British Bankers Association as the London Interbank Offered Rate for dollar deposits and published at Reuters Screen LIBOR01 Page two Business Days prior to the commencement of such Interest Period (rounded upward, if necessary, to the nearest 1/16th of 1%); provided, however, that, in the event that such rate is not available on Reuters Screen LIBOR01 Page, the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate per annum at which the Administrative Agent is offering Dollar deposits of comparable amounts at or about 10:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery in immediately available funds on the first day of such Interest Period for the number of days comprised therein.

          “LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

          “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

          The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

          “LIBOR Office” means, relative to any Lender, the office of a Lender designated as its “LIBOR Office” on Schedule II or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

          “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

          “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement, whether or not filed, recorded or otherwise perfected under Applicable Law (including without limitation, any encumbrance arising with respect to any mineral royalty or similar obligation).

          “Loans” means the Term I Loans and the Term II Loans.

          “Loan Documents” means, collectively, this Agreement, the Notes, the Fee Letter, the Security Agreement, the Pledge Agreement and each other agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations, the Subsidiary Guaranty, and each other agreement, certificate, document or instrument (other than any Lender Hedging Agreement) delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

          “Lucky Friday Mine” means the deep underground silver, lead and zinc mine located in the Coeur d’Alene Mining District in northern Idaho one-quarter mile east of Mullan, Idaho, and that is owned and operated by Hecla Limited.

          “Material Adverse Change” means any change since December 31, 2007, or any additional information disclosed to or discovered since December 31, 2007, that has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

          “Material Contract” means, relative to any Obligor, each contract (other than any Loan Document or Lender Hedging Agreement) to which such Obligor is a party or by which any of its property is bound or subject involving aggregate consideration payable to or by it of $10,000,000 or more in any Fiscal Year or otherwise material to the business or operations of the Borrower or Subsidiaries.

          “Material Subsidiary” means, on any date, a Subsidiary of the Borrower which is not an Immaterial Subsidiary.

          “Material U.S. Subsidiary” means, on any date, a Material Subsidiary of the Borrower that is a U.S. Subsidiary.

          “Mining Rights” means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining and millsite claims, fee interests, mineral leases, mining licenses, profits-a-prendre, joint ventures and other leases, rights-of-way, inurements, licenses and other rights and interests used by or necessary to (x) the Greens Creek Joint Venture to operate the Greens Creek Mine or (y) the Borrower and its Subsidiaries in the conduct of their mining and related processing operations.

          “Moody’s” means Moody’s Investors Service, Inc.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA for which the Borrower or any member of its Controlled Group has contributed to, or has been obligated to contribute to, at any time during the preceding six (6) years.

          “Net Casualty Proceeds” means, relative to any Casualty Event, the amount of any insurance proceeds or condemnation (or similar) awards received by the Borrower or any Subsidiary Guarantor in connection with such Casualty Event (net of all reasonable and customary collection expenses thereof), excluding, however, any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause

(b), (d), (e), (f), (h), (j) or (k) of Section 7.2.3 on the property which is the subject of such Casualty Event.

          “Net Disposition Proceeds” means, relative to any Disposition by the Borrower or any Subsidiary pursuant to clause (e) of Section 7.2.10, the excess of (x) the gross cash proceeds received by the Borrower or such Subsidiary Guarantor from such Disposition and any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary Guarantor in respect thereof, minus (y) the sum of (1) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, plus (2) all Taxes actually paid or estimated by the Borrower or such Subsidiary to be payable in cash within the next 12 months in connection with such Disposition plus (3) payments required to be made to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (b), (d), (e) (f), (h), (j) or (k) of Section 7.2.3 on the property which is subject to such Disposition; provided,however, that, if the amount of any estimated Taxes pursuant to clause (y)(2) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition in an amount greater than $100,000, the aggregate amount of such excess shall constitute Net Disposition Proceeds.

          “Net Equity/Subordinated Debt Proceeds” means, relative to (a) the sale or issuance after the Effective Date by the Borrower of its Capital Securities or warrants or options to acquire such Capital Securities or the exercise of any such warrants or options or the contribution to the capital of the Borrower after the Effective Date (in each case other than with respect to the Equity Incentive Plans, dividends or other distributions paid in common stock of the Borrower, conversions of convertible securities or Investments made in common stock of the Borrower, in each case to the extent permitted hereunder) or (b) the issuance after the Effective Date by the Borrower of Subordinated Debt, in each case to the extent permitted hereunder, the excess of (x) the gross cash proceeds received by such Person from such sale, exercise, issuance or contribution minus (y) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale, issuance, exercise or contribution which have not been paid to Affiliates of the Borrower in connection therewith.

          “Net Income” means, for any period, calculated in accordance with Section 1.5, the aggregate of all amounts (inclusive, for purposes of clause (a) of Section 7.2.4, of all amounts in respect of any extraordinary gains and extraordinary losses, and exclusive, for all other purposes, of all amounts in respect of any extraordinary gains and extraordinary losses) which would be included as net income on the consolidated financial statements of the Borrower and its Subsidiaries for such period.

          “Net Worth” means, as at any date, the excess of

          (a) the sum of capital stock (other than Redeemable Capital Securities) taken at par value, capital surplus (other than in respect of Redeemable Capital Securities) and retained earnings (or accumulated deficit) of the Borrower at such date;

over

(b) treasury stock of the Borrower and, to the extent included in the preceding clause (a), minority interests in Subsidiaries of the Borrower at such date.

          “Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Notes” means, as the context may require, a Term I Note or a Term II Note.

          “Obligation” means each obligation (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower or any other Obligor arising under or in connection with (w) a Loan Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans, (x) any doré or concentrate purchase agreement under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, (y) any agreement to provide cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) under which the counterparty of such agreement is a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, and (z) any Lender Hedging Agreement; provided, however, with respect to any Obligation arising under the foregoing clauses (x), (y) and (z), upon any counterparty to such agreement ceasing to be a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent, the obligation of Borrower or any other Obligor owing to such Person thereunder shall no longer constitute an Obligation.

          “Obligor” means, as the context may require, the Borrower, the Subsidiary Guarantors and each other Person (other than a Secured Party) obligated under any Loan Document.

          “OFAC” is defined in Section 6.3.

          “Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

          “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

          “Participant” is defined in clause (e) of Section 10.11.

          “PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

          “PATRIOT Act Disclosures” means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

          “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

          “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          “Percentage” means, relative to any Lender, its Term I Percentage or its Term II Percentage, as the case may be.

          “Permitted Acquisition” means an acquisition, whether of Capital Securities, assets or otherwise, by the Borrower or any Subsidiary of a Person or all or a substantial portion of the assets of, or a business or a line of business from, any Person (by merger or consolidation or otherwise) in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition no Default shall have occurred and be continuing or would result therefrom (including under Section 7.2.1);

          (b) such acquisition was not preceded by an unsolicited tender offer for the Capital Securities of the Person subject to such acquisition by, or by a proxy contest initiated by, the Borrower or any of its Subsidiaries;

          (c) if the consideration for such acquisition is not comprised solely of Capital Securities (other than Redeemable Capital Securities) of the Borrower (or of proceeds of any such Capital Securities that are issued pursuant to a substantially concurrent transaction), (i) in the case of an acquisition of a Person or its Capital Securities, such Person becomes a Subsidiary of the Borrower as a result of such acquisition, and, in the case of an acquisition of assets, such acquisition results in the Borrower acquiring a controlling interest in such assets, and (ii) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and all transactions related thereto (including all Indebtedness that would be assumed or incurred as a result thereof) and evidencing compliance with the covenants set forth in Section 7.2.4 and certifying as to the satisfaction of the conditions set forth in the preceding clauses of this definition; provided, however, that, notwithstanding anything herein to the contrary, when determining compliance with the covenants set forth in Section 7.2.4 for purposes of this definition, (x) any non-recurring and one-time expenses included in the results of operations of the business being acquired, taking into account standard industry exploration, development and production spending patterns, may be excluded from the calculations required by this clause (c) for any period prior to the date of the consummation of such acquisition and (y) any projected increase in operating, exploration or other costs of the Borrower and its Subsidiaries as a result of such acquisition shall be included in the calculations required by this clause (c), in each case under clause (ii), in form and substance reasonably satisfactory to the Administrative Agent; and

          (d) promptly after the public disclosure of any proposed Permitted Acquisition, in the case of any acquisition of any Person, assets, business or line of business, the consideration (including cash and non-cash, actual or contingent) for which exceeds $25,000,000, the Borrower shall have furnished the Administrative Agent with (x) historical financial statements for the last Fiscal Year (or, if less, the period since formation relative to such Person, assets, business or line of business (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (y) a reasonably detailed description of all material information relating thereto and copies of all material documentation relating thereto and copies of all material documentation pertaining to such transaction and (z) all such other material information and data relating to such transaction or the Person, assets, business or line of business to be acquired, in each case in form and substance reasonably satisfactory to the Administrative Agent.

          “Permitted Liens” means Liens permitted pursuant to Section 7.2.3.

          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          “Pledge Agreement” means the Pledge Agreement executed and delivered by an Authorized Officer of the Borrower and any applicable Subsidiary, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          “Pledged Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary with proven and probable reserves (in each case as determined in accordance with the standards established from time to time by the SEC.)

          “Plug Amount” means the following:

(a) in determining EBITDA, for any Fiscal Quarter ending on

(i) June 30, 2007, September 30, 2007 or December 31, 2007, the Plug Amount is $42,641,000, $44,623,000 and $22,336,000, respectively,

                              (ii) March 31, 2008, the Plug Amount is $22,336,000 until the 45th day following the end of such Fiscal Quarter at which time the Plug Amount for such Fiscal Quarter shall be an amount (the “March EBITDA Amount”) that is (x) calculated by the Borrower using methodologies consistent with those used to calculate the deemed EBITDA amounts set forth in the foregoing clause (a)(i), (y) notified to the Administrative Agent no later than forty-five (45) days following the end of such Fiscal Quarter, and (z) reasonably satisfactory to the Administrative Agent, and

                              (iii) June 30, 2008, the Plug Amount is the March EBITDA Amount until the 45th day following the end of such Fiscal Quarter at which time the Plug Amount for such Fiscal Quarter shall be an amount that is (x) calculated by the Borrower using methodologies consistent with those used to calculate the deemed EBITDA amounts set forth in the foregoing clause (a)(i), (y) notified to the Administrative Agent no later than the 45th day following the end of such Fiscal Quarter, and (z) reasonably satisfactory to the Administrative Agent; and

(b) with respect to Interest Expense (other than Interest Expense attributable to the Term II Loans), for any Fiscal Quarter ending on

(i) June 30, 2007, September 30, 2007 or December 31, 2007, the Plug Amount is $2,237,000, $1,803,000 and $1,904,000, respectively,

                              (ii) March 31, 2008, the Plug Amount is $1,904,000 until the 45th day following the end of such Fiscal Quarter at which time the Plug Amount for such Fiscal Quarter shall be an amount (the “March IE Amount”) that is (x) calculated by the Borrower using methodologies consistent with those used to calculate the deemed Interest Expense amounts set forth in the foregoing clause (b)(i), (y) notified to the Administrative Agent no later than forty-five (45) days following the end of such Fiscal Quarter, and (z) reasonably satisfactory to the Administrative Agent, and

                              (iii) June 30, 2008, the Plug Amount is the March IE Amount until the 45th day following the end of such Fiscal Quarter at which time the Plug Amount for such Fiscal Quarter shall be an amount that is (x) calculated by the Borrower using methodologies consistent with those used to calculate the deemed Interest Expense amounts set forth in the foregoing clause (b)(i), (y) notified to the Administrative Agent no later the 45th day following the end of such Fiscal Quarter, and (z) reasonably satisfactory to the Administrative Agent.

          “Primary Syndication” means the period commencing on or prior to the Effective Date and ending on the date that a successful syndication (as defined in the Fee Letter) has been achieved in the determination of the Administrative Agent.

          “Prior GAAP Financials” is defined in Section 1.5.

          “Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

          “Redeemable Capital Securities” means Capital Securities of the Borrower or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (i) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of common stock of the Borrower) on or prior to the one-year anniversary of the Stated Maturity Date of the Term I Loans (as such date may be extended or otherwise amended from time to time), except to the extent such mandatory redemption is required pursuant to a customary change of control provision which expressly provides that all indebtedness that may be required to be redeemed or prepaid on account of the relevant change of control shall have been redeemed or prepaid prior to any such redemption of Capital Securities, (ii) is redeemable at the option of the holder thereof (for consideration other than shares of common stock of the Borrower) at any time prior to such date or (iii) is convertible into or exchangeable for debt securities of the Borrower or any of its Subsidiaries at any time prior to such anniversary.

          “Refinanced Debt” means all Indebtedness outstanding under the Existing Credit Agreement and all other Indebtedness of the Borrower and its Subsidiaries (including Kennecott and Kennecott Juneau), other than the (x) Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedules and (y) with respect to the Borrower and all Subsidiaries other than the Greens Creek Participants, Indebtedness permitted pursuant to Section 7.2.2.

          “Refinancing” means, as to any Indebtedness, the incurrence of other Indebtedness to refinance such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:

          (i) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, and the first scheduled principal payment in respect of such refinancing Indebtedness shall not be earlier than the first scheduled principal payment in respect of the Indebtedness being refinanced;

(ii) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount then outstanding of the Indebtedness being refinanced;

(iii) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced;

          (iv) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness);

(v) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

          (vi) no material terms applicable to such refinancing Indebtedness or, if applicable, the related guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, and acceleration rights) shall be more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

          “Register” is defined in clause (a) of Section 2.6.

          “Release” means a “release”, as such term is defined in CERCLA.

          “Replacement Lender” is defined in clause (h) of Section 10.11.

          “Required Lenders” means, at any time, Lenders holding more than 66 2/3% of the Total Exposure Amount.

          “Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in common stock of the Borrower) on, or on account of, any class of Capital Securities of the Borrower or any Subsidiary, or (ii) the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash, obligations of the Borrower or any Subsidiary, property or otherwise.

          “Retained Proceeds” means, with respect to any date of determination, an amount (which may be a negative amount) equal (without duplication) to:

          (a) the aggregate cumulative sum for each Fiscal Year commencing with the 2008 Fiscal Year of 65% of Excess Cash Flow for such Fiscal Year; provided that all applicable repayments under clause (e) of Section 3.1.1 for such Fiscal Year have been made;

plus

          (b) with respect to any Investment permitted under clause (d) (other than with respect to the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j) and (l) of Section 7.2.5, 50% (or, on or after the date that the relevant percentage set forth in clause (c) of Section 3.1.1 is 0% in accordance with the terms of such clause, 100%) of the aggregate amount of Net Equity/Subordinated Debt Proceeds received in connection with the issuance or sale of Capital Securities for the purpose of financing such Investment; provided that all applicable repayments under clause (c) of Section 3.1.1 for such Fiscal Year have been made;

minus

          (c) the aggregate of any amounts set forth in clauses (a) and (b) above previously applied to the making of any Investment permitted under clause (d) (other than with respect to the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j) and (l) of Section 7.2.5.

          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, Inc.

          “San Juan Silver Mining Joint Venture” means the joint venture entered into pursuant to that certain Exploration, Development and Mine Operating Agreement dated February 21, 2008, among Rio Grande Silver, Inc., a Subsidiary, Emerald Mining & Leasing, LLC and Golden 8 Mining, LLC, regarding the exploration, evaluation and possible development and mining of mineral resources on certain properties located in Mineral County, Colorado.

          “Sarbanes-Oxley” means the U.S. Sarbanes-Oxley Act of 2002.

          “Scotiabank” is defined in the preamble.

          “SEC” means the Securities and Exchange Commission.

          “Secured Parties” means, collectively, the Lenders, the Administrative Agent, each counterparty to a Lender Hedging Agreement, each of the foregoing and Affiliate thereof that is a counterparty to each other agreement which evidences an Obligation or under which an Obligation arises and each of their respective successors, transferees and assigns.

          “Security Agreement” means the Security Agreement executed and delivered by an Authorized Officer of each of the Greens Creek Participants and the Administrative Agent, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          “Series B Preferred Stock” means the Borrower’s Series B Cumulative Convertible Preferred Stock, par value $0.25 per share.

          “Small Lot Repurchase Program” means the Borrower’s program to redeem, purchase or acquire the common stock, par value $0.25 per share, of the Borrower held by Persons which hold 10 shares or less of such common stock of the Borrower.

          “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond the ability of such Person to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in business or transaction, for which the property of such Person on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

          “Stated Maturity Date” means:

                    (a) relative to all Term I Loans, March 31, 2011; and

                    (b) relative to all Term II Loans, October 16, 2008.

          “Subordinated Debt” means unsecured Indebtedness of the Borrower which (a) is subordinated in right of payment to the Obligations on terms customary in the reasonable judgment of the Required Lenders for comparable issuances of high-yield debt securities, (b) does not require any scheduled repayment within one year following the Stated Maturity Date of the Term I Loans, (c) has only cross acceleration rights (and not cross default rights), (d) is subject to a customary standstill period with respect to enforcement of remedies and other lender rights of no less than 180 days, (e) is not subject to maintenance financial covenant requirements, (f) is subject to terms and provisions no more restrictive than those set forth in this Agreement and (g) has other covenants, events of default, remedies, acceleration rights, redemption provisions and other terms that are, in the reasonable judgment of the Required Lenders, customary for comparable issuances of high-yield debt securities and that are set forth in the Subordinated Debt Documents.

          “Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.11.

          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

          “Subsidiary Guarantors” means the Material U.S. Subsidiaries of Borrower that have executed and delivered to the Administrative Agent the Subsidiary Guaranty including by means of a delivery of a supplement thereto.

          “Subsidiary Guaranty” means the subsidiary guaranty executed and delivered by an Authorized Officer of each Material U.S. Subsidiary pursuant to the terms of this Agreement, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

          “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

          “Term I Loan” is defined in clause (a) of Section 2.1.

          “Term I Loan Commitment” means, relative to any Lender listed as having a Commitment (or percentage of a Commitment) on Schedule II or on any relevant Lender Assignment Agreement, the obligation of such Lender, if any, to make a Term I Loan to the Borrower on the Effective Date in accordance with clause (a) of Section 2.1 in a principal amount not to exceed such Lender’s Term I Percentage of the aggregate amount of Term I Loans being advanced on such date under clause (a) of Section 2.1.

          “Term I Loan Commitment Amount” means, on any date, $140,000,000.

          “Term I Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term I Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          “Term I Percentage” means, relative to any Lender, the applicable percentage relating to Term I Loans set forth opposite its name on Schedule II under the Term I Loan Commitment column or set forth in a Lender Assignment Agreement under the Term I Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee and delivered pursuant to Section 10.11. A Lender shall not have any Term I Loan Commitment if its percentage under the Term I Loan Commitment column is zero.

          “Term II Loan” is defined in clause (b) of Section 2.1.

          “Term II Loan Commitment” means, relative to any Lender listed as having a Commitment (or percentage of a Commitment) on Schedule II or on any relevant Lender Assignment Agreement, the obligation of such Lender, if any, to make a Term II Loan to the Borrower from time to time in accordance with clause(b) of Section 2.1 in a principal amount not to exceed such Lender’s Term II Percentage of the aggregate amount of Term II Loans being advanced on such date under clause (b) of Section 2.1.

          “Term II Loan Commitment Amount” means on any date, $240,000,000.

          “Term II Loan Commitment Termination Date” means the earliest of

                    (a) September 30, 2008 (if all Term II Loans have not been made in full on or prior to such date; and

                    (b) the date on which any Term II Loan Commitment Termination Event occurs.

          Upon the occurrence of any event described above, the Term II Loan Commitment shall terminate automatically and without any further action.

          “Term II Loan Commitment Termination Event” means

                    (a) the occurrence of any Event of Default relative to the Borrower described in clauses (a) through (d) of Section 8.1.9; or

                     (b) the occurrence and continuance of any other Event of Default and either (x) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated in accordance with Section 8.3.

          “Term II Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term II Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

          “Term II Percentage” means, relative to any Lender, the applicable percentage relating to Term II Loans set forth opposite its name on Schedule II under the Term II Loan Commitment column or set forth in a Lender Assignment Agreement under the Term II Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee and delivered pursuant to Section 10.11. A Lender shall not have any Term II Loan Commitment if its percentage under the Term II Loan Commitment column is zero.

          “Termination Date” means the date on which all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full in cash, all Lender Hedging Agreements have been terminated or have been otherwise provided for on terms reasonably satisfactory to the parties thereto, and all Commitments shall have terminated.

          “Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans.

          “Total Net Debt” means, at any time, (a) the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause (a), clause (b), clause (c), clause (f) (other than Earn-out Obligations (A) that have not been reduced to a fixed amount or (B) to the extent such obligations may, in accordance with their terms, be satisfied at the sole option of the obligor thereof at any time regardless of the happening of any event by the delivery of Capital Securities (other than Redeemable Capital Securities) of the Borrower), clause (g) and clause (h), in each case of the definition of “Indebtedness”(exclusive of (i) Indebtedness secured on a first-priority basis by any restricted cash deposit in an amount not exceeding the amount of such restricted cash deposit, (ii) solely with respect to determining compliance with clause (b) of Section 7.2.4, Indebtedness consisting of Term II Loans and (iii) to the extent constituting Indebtedness, Designated Preferred Stock and any Contingent Liability (including for the benefit of third parties) in respect of any of the foregoing, less (b) Unrestricted Cash.

          “Transaction” means collectively:

                    (a) the consummation of all of the transactions comprising the Acquisition, and

(b) the making of the Loans and all of the other transactions contemplated by the Loan Documents as occurring on the Effective Date,

and all of the other transactions contemplated hereby to occur on the Effective Date or incidental thereto, including the payment of Transaction Costs.

          “Transaction Cost” means any fee, cost or expenses payable by the Borrower or any Subsidiary in connection with the Transaction.

          “Transaction Document” means, collectively, the Acquisition Agreement, the Greens Creek Joint Venture Agreement, the Land Exchange Agreement, and all material documents executed and delivered in connection with any of the foregoing on and prior to the Effective Date, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.

          “type” means, relative to the Loans, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, if, relative to any Filing Statement or by reason of any Applicable Law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

          “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

          “U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

          “Unrestricted Cash” means, with respect to any Person, unrestricted cash or Cash Equivalent Investments of such Person that are free of any Lien and are held (a) in a financial institution (x) located in and organized under the laws of either the United States, Canada or Mexico, (y) which has a credit rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch and (z) which has a combined capital and surplus greater than $250,000,000, or (b) at Idaho Independent Bank (provided that the aggregate amount of cash or Cash Equivalent Investments maintained at Idaho Independent Bank at any time shall not exceed $20,000,000).

          “Unrestricted Disposition” means those Dispositions identified on Item 1.1(b) of the Disclosure Schedule.

          “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

          “wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Laws) is owned directly or indirectly by the Borrower.

          SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

          SECTION 1.3. Certain Interpretive Matters. Unless otherwise specified herein or the context otherwise requires, with reference to their usage in this Agreement and each other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms thereof.

(b) The following non-capitalized terms (whether or not italicized) have the following meanings:

“document” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          when computing periods of time from a specified date to a later specified date, (x) “from” means “from and including”, (y) “to” and “until” each mean “to but excluding” and (z) “through” means “to and including”.

“herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

“including” is by way of example and not limitation.

“or” is not exclusive.

          (c) References to Organic Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document.

(d) References to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

          SECTION 1.4. Cross-References. Unless otherwise specified, (x) references in the Agreement and any other Loan Document to any recital, definition, Article, Section or Exhibit are references to such recital, definition, Article or Section of or Exhibit to the Agreement or such other Loan Document, as the case may be, and (y) references in any recital, definition or Section of the Agreement or any other Loan Document to any item or clause are references to such item or clause of such recital, definition or Section of the Agreement or such other Loan Document.

          SECTION 1.5. Accounting and Financial Determinations.

          (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those U.S. generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements referred to in clause (a) of Section 5.1.6. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.

          (b) If the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VII or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. In the event of any such notification from the Borrower or the Administrative Agent and until such notice is withdrawn or such covenant is so amended, the Borrower will furnish to each Lender and the Administrative Agent, in addition to the financial statements required to be furnished pursuant to Section 7.1.1 (the “Current GAAP Financials”), (i) the financial statements described in such Section based upon GAAP as in effect at the time such covenant was agreed to (the “Prior GAAP Financials”) and (ii) a reconciliation between the Prior GAAP Financials and the Current GAAP Financials.

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT

          SECTION 2.1. Loan Commitment.

          (a) On the Effective Date, and in a single borrowing, each Lender that has a Term I Loan Commitment agrees that it will make a loan (relative to such Lender, its “Term I Loan”) to the Borrower equal to such Lender’s Term I Percentage of the aggregate amount of the Term I Loan Commitment Amount requested by the Borrower.

          (b) From time to time on any Business Day occurring on or after the Effective Date and until the Term II Loan Commitment Termination Date each Lender that has a Term II Loan Commitment agrees that it will make one or more loans (relative to such Lender, its “Term II Loan”) to the Borrower equal to such Lender’s Term II Loan Percentage of the aggregate amount of the Borrowing of Term II Loans requested by the Borrower to be made on such Business Day; provided that (x) not less than $200,000,000 in Term II Loans may be requested on the Effective Date, and (y) not more than three Borrowings may be requested or made following the Effective Date.

          No amounts paid or prepaid relative to the Loans may be reborrowed.

          SECTION 2.2. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 p.m. on a Business Day, the Borrower may from time to time irrevocably request, on that same Business Day in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that a Borrowing be made, (x) in the case of LIBO Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000, (y) in the case of Base Rate Loans, in a minimum amount of $1,000,000 and an integral multiple of $500,000 or (z) in either case, in the unused amount of the applicable Commitment; provided, however, that all of the Loans made on the Effective Date shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 1:00 p.m. on such Business Day, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loans shall be affected by any other Lender’s failure to make any Loans.

          SECTION 2.3. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extension as follows:

(a) to make payments on the Effective Date pursuant to the Acquisition Agreement;

(b) to repay on the Effective Date all Refinanced Debt;

(c) for general corporate purposes; and

(d) to pay fees and expenses related to the foregoing.

          SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice relative to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however that, (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

          SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 and 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.

          SECTION 2.6. Register; Notes. The Register shall be maintained on the following terms.

          (a) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.11. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.11. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

          (b) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

          SECTION 3.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid in accordance with Sections 3.1.1 and 3.1.2.

          SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of the Loans on the Stated Maturity Date. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

          (a) From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that all such voluntary prepayments (x) shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (y) shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 and, in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000.

          (b) On each Quarterly Payment Date occurring during (or otherwise related to) the periods set forth below, the Borrower shall make repayments of the outstanding principal amount of the Term I Loans in the amount set forth below opposite such period as follows:

Amount of Required
Period	Principal Repayment

September 1, 2008 through (and	$18,333,333
including) March 31, 2009

April 1, 2009 through (and	$10,000,000
including) March 31, 2010

April 1, 2010 through (and	$11,250,000 or, with respect
including) the Stated Maturity	to the Stated Maturity Date,
Date	the then remaining
outstanding principal amount

          (c) Concurrently with the receipt by the Borrower of any Net Equity/Subordinated Debt Proceeds, the Borrower shall (i) so long as any Term II Loans remain outstanding, make a mandatory prepayment of the Term II Loans in an amount equal to 100% of such Net Equity/Subordinated Debt Proceeds, and (ii) thereafter, make a mandatory prepayment of the Term I Loans in an amount equal to 50% of such Net Equity/Subordinated Debt Proceeds (provided that so long as each of (x) the Term II Loan has been indefeasibly paid in full and (y) the Leverage Ratio is less than or equal to 2.0 to 1.0, as determined in a Compliance Certificate delivered pursuant to Section 7.1.1(c), such percentage shall reduce to 0%).

          (d) Within five Business Days after receipt by the Borrower or any Subsidiary of any Net Disposition Proceeds or Net Casualty Proceeds, the Borrower shall, to the extent the aggregate amount of such proceeds received by the Borrower and Subsidiaries in any period of twelve consecutive calendar months since the Effective Date exceeds $2,000,000 (excluding, for purposes of such calculation, Net Disposition Proceeds or Net Casualty Proceeds arising from an Unrestricted Disposition (it being agreed that the threshold for Unrestricted Dispositions will be $0)), make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Casualty Proceeds (or, with respect to any Disposition or Casualty Event with respect an Unrestricted Disposition, 35% of such Net Disposition Proceeds or Net Casualty Proceeds); provided, however, that, upon written notice by the Borrower to the Administrative Agent not more than five Business Days following receipt of any such Net Disposition Proceeds or Net Casualty Proceeds (so long as no Default has occurred and is continuing), such proceeds may be retained by the Borrower and Subsidiaries (and be excluded from the prepayment requirements of this clause) if (w) the Borrower informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of the Subsidiary Guarantors to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment), (x) within 180 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are applied or committed to such acquisition, (y) if the property subject to the Disposition or Casualty Event that generated such Net Disposition Proceeds or Net Casualty Proceeds, as applicable, was collateral under the Security Agreement, then, all property acquired with such Net Disposition Proceeds or Net Casualty Proceeds, as applicable, shall be subject to the Lien of the applicable Loan Documents and (z) if the property subject to the Disposition or Casualty Event that generated such Net Disposition Proceeds or Net Casualty Proceeds, as applicable, was owned by an Obligor or a U.S. Subsidiary, then, all property acquired with such Net Disposition Proceeds or Net Casualty Proceeds, as applicable, shall be acquired by an Obligor or such U.S. Subsidiary, as applicable. The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after such 180 day period shall be applied to prepay the Loans.

          (e) Within 100 days after the close of each Fiscal Year (beginning with the close of the 2008 Fiscal Year), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 35% of the Excess Cash Flow (if any) for such Fiscal Year.

          (f) Within 5 Business Days after the release of any cash or cash equivalents (including Cash Equivalent Investments) of the Borrower or any Subsidiary from the Liens described in clauses (c) and (g)(ii) of Section 7.2.3, the Borrower shall make a mandatory prepayment of the Term I Loans in an amount equal to 50% of such cash or cash equivalents released.

          (g) Immediately upon any acceleration of the Stated Maturity Date of the Loans pursuant to Section 8.2 or Section 8.3, the Borrower shall repay all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

          Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4.

          SECTION 3.1.2. Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as follows.

          (a) each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans;

          (b) each prepayment of the Loans made pursuant to clauses (a) and (c) of Section 3.1.1 shall be applied to a prepayment of the outstanding principal amount of, first to the Term II Loans, and second to the Term I Loans (in chronologically inverse order of amortization);

(c) each prepayment of the Term I Loans made pursuant to clause (b) of Section 3.1.1 shall be applied to a prepayment of the Term I Loans;

          (d) each prepayment of the Term I Loans made pursuant to clause (f) of Section 3.1.1 shall be applied to a mandatory prepayment of the outstanding principal amount of the Term I Loans (in chronologically inverse order of amortization);

          (e) each prepayment of the Loans made pursuant to clauses (d) and (e) of Section 3.1.1 shall be applied to a mandatory prepayment of the outstanding principal amount of, first all the Term I Loans (in chronologically inverse order of amortization), and second to the Term II Loans; and

(f) each prepayment of the Loans made pursuant to clauses (g) of Section 3.1.1 shall be applied to a pro rata mandatory prepayment of the outstanding principal amount of the Loans.

          SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.

          SECTION 3.2.1. Rates. Pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

          (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

          All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

          SECTION 3.2.2. Default Rates. Upon the occurrence and during the continuation of any (x) Event of Default described in Section 8.1.1 or 8.1.9 or (y) if requested by the Required Lenders, any other Event of Default, the outstanding principal amount of the Loans and, to the extent permitted by Applicable Law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding described in Section 8.1.9) payable upon demand at a rate that is (x) in the case of Loans, 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Loans and (y) in the case of other Obligations, 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to Base Rate Loans; provided that, in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBO Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate equal to 2.0% per annum in excess of the interest rates otherwise payable under this Agreement with respect to Base Rate Loans.

          SECTION 3.2.3. Payment Dates. Interest accrued on the Loans shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loans on the principal amount so paid or prepaid;

(c) relative to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

          (d) relative to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) relative to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or 8.3, immediately upon such acceleration.

          Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

          SECTION 3.3. Fees. The Borrower agrees to pay various fees in accordance with Sections 3.3.1 and 3.3.2, all of which fees shall be non-refundable.

          SECTION 3.3.1. Fee Letter Amounts. The Borrower agrees to pay the fees set forth in the Fee Letter on the dates set forth in the Fee Letter.

          SECTION 3.3.2. Term II Loan Commitment Fee. The Borrower agrees to pay a commitment fee for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the Term II Loan Commitment Termination Date, a commitment fee in an amount equal to 0.50% of the average daily unused portion of the Term II Loan Commitment Amount. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Term II Loan Commitment Termination Date.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

          SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Applicable Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loans as, or to convert any Loans into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such Applicable Law or assertion.

          SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

          then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.2 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any Applicable Law or request (whether or not having the force of law) of any Governmental Authority, except for such changes relative to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

          SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loans as, or to convert any portion of the principal amount of any Loans into, a LIBO Rate Loan) as a result of

          (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

          then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

          SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any Applicable Law or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

          SECTION 4.6. Taxes. Relative to Taxes, the Borrower covenants and agrees as follows;

          (a) Any and all payments by the Borrower or any Subsidiary Guarantor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

          (i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

          (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law.

(b) In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with Applicable Law.

          (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

          (d) Subject to clause (f), the Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that, no Secured Party shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower pursuant to this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply. The indemnity provided for herein shall survive the payment of the Obligations and termination of this Agreement.

          (e) Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i), (x) a certificate (an “Exemption Certificate”) to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form.

          (f) The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Lender to deliver to the Borrower any form or Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (y) any such form or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect or (z) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to any Person that becomes a Lender as a result of an assignment made at the request of the Borrower.

          SECTION 4.7. Payments, Computations, Proceeds of Collateral, etc. Relative to the timing, application and calculation of payments, the Borrower covenants and agrees as follows:

          (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on a day other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

          (b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under Applicable Law shall be applied upon receipt to the Obligations as follows: (i) first, to the payment of all Obligations owing to the Administrative Agent, in its capacity as the

Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of (A) the principal amount of the Loans then outstanding, (B) credit exposure owing to Secured Parties under Lender Hedging Agreements and (C) the Obligations referenced in clauses (x) and (y) of the definition of “Obligations” (set forth in Section 1.1) to the Secured Parties also referenced therein, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus.

          (c) The Borrower acknowledges that the Lenders have agreed to the amount of the Applicable Margin and fees payable under the Loan Documents based upon, among other things, the delivery by the Borrower pursuant to Section 7.1.1 of accurate and actual reporting of results of operation and that the financial covenant ratios set forth in a Compliance Certificate shall only be treated by the Secured Parties as presumptive evidence of such actual results. If the actual Leverage Ratio for any period is higher than that set forth in a Compliance Certificate for such period, then the amount of interest and fees owing for such period shall be established by reference to the actual Leverage Ratio, and not the ratio set forth in the Compliance Certificate. Promptly, and in any event within three days, following the earlier of (x) the Borrower’s receipt of a notice from the Administrative Agent pursuant to this clause and (y) the Borrower’s knowledge that the Leverage Ratio for a particular period was higher than that reported in the Compliance Certificate for such period, the Borrower shall pay to the Administrative Agent all unpaid interest and fees for such period based upon the actual Leverage Ratio. In no event shall the Lenders be required to rebate interest or fees paid by the Borrower, and the payment of incremental interest and fees pursuant to this clause shall not impair (and is without limitation of) the other rights and remedies of the Secured Parties under the Loan Documents.

          SECTION 4.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension (other than pursuant to Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (x) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (y) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including pursuant to Section 4.9) relative to such participation as fully as if such Secured Party were the secured, direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

          SECTION 4.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through (d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such appropriation and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Secured Party may have.

ARTICLE V
CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

          SECTION 5.1. Effectiveness. The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

          SECTION 5.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (i) a copy of a good standing certificate from its jurisdiction of organization (and with respect to the Borrower, from the States of Idaho and Alaska), dated a date reasonably close to the Effective Date, and (ii) a certificate, dated the Effective Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to

          (a) resolutions of each such Person’s Board of Directors then in full force and effect authorizing, to the extent relevant, all aspects of the Transaction applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and certified copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

          SECTION 5.1.2. Effective Date Certificate. The Administrative Agent shall have received the Effective Date Certificate, dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements (including Transaction Documents) required to be appended to the Effective Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

          SECTION 5.1.3. Consummation of Transaction. The Administrative Agent shall have received evidence reasonably satisfactory to it that concurrently with the funding of the Loans all actions shall have been taken necessary to consummate the Transaction in accordance with the terms of each applicable Transaction Document, and the Administrative Agent shall have received copies of each applicable Transaction Document executed and delivered by the parties thereto, which Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent; provided that no material condition or other provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified without the consent of the Administrative Agent (it being understood that (a) any condition or provision relating to consents of governmental authorities and other third parties to the Transaction and other transactions contemplated hereby and (b) an aggregate purchase price due and payable on the Effective Date of more than $750,000,000 shall be deemed material (and it being further understood the value of any Capital Securities constituting a portion of the purchase price shall be valued in the same manner as provided for in the Acquisition Agreement)). The Administrative Agent shall be reasonably satisfied with the capitalization, structure (including the tax structure) and ownership of the Borrower, its Subsidiaries and the Greens Creek Joint Venture after giving effect to the Transaction and the sources and uses of funds with respect to the Transaction. In furtherance of, and not in limitation of, the foregoing, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that, concurrently with the funding of the Loans Hecla Admiralty shall have acquired 100% of the issued and outstanding Capital Securities of Kennecott and Kennecott Juneau.

          SECTION 5.1.4. Payment of Outstanding Indebtedness, etc. All Refinanced Debt, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and other available funds and all commitments and Liens in respect of such Refinanced Debt shall have been terminated. The Borrower shall have

(a) delivered to the Administrative Agent all documents or instruments necessary to evidence that all Refinanced Debt is concurrently being repaid on the Effective Date, and

          (b) made arrangements satisfactory to the Administrative Agent relative to the cancellation of any letters of credit outstanding thereunder to support the obligations of the Borrower and Subsidiaries with respect thereto.

          SECTION 5.1.5. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note duly executed and delivered by an Authorized Officer of the Borrower.

          SECTION 5.1.6. Financial Information, etc. The Lenders shall have received,

(a) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries as at December 31, 2007;

          (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarters ended June 30, 2007, September 30, 2007 and December 31, 2007, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agent and shall have been prepared in accordance with GAAP; and

          (c) (i) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2007, and prepared on or immediately prior to the Effective Date as if the Credit Extensions had been made and the Transaction consummated as of December 31, 2007 and (ii) pro forma related statements of income and cash flow, as of December 31, 2007, and prepared on or immediately prior to the Effective Date as if the Credit Extensions had been made and the Transactions had been consummated as of January 1, 2007,in each case certified by the chief financial or accounting Authorized Officer of the Borrower which shall be reasonably satisfactory to the Administrative Agent.

          SECTION 5.1.7. Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a certificate as to the Solvency of each Obligor, duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Effective Date, in form and substance satisfactory to the Administrative Agent.

          SECTION 5.1.8. Subsidiary Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Subsidiary Guaranty, dated as of the date hereof, duly executed and delivered by an Authorized Officer of each Material U.S. Subsidiary of the Borrower.

          SECTION 5.1.9. Pledge Agreement and Security Agreement. The Administrative Agent shall have received executed counterparts of the Pledge Agreement (duly executed and delivered by an Authorized Officer of Borrower and each Material U.S. Subsidiary and each U.S. Subsidiary holding Capital Securities of a Material U.S. Subsidiary (after giving effect to the Transaction) or intercompany Indebtedness) and the Security Agreement (duly executed and delivered by an Authorized Officer of each of the Greens Creek Participants), each dated as of the Effective Date, together with:

          (a) in the case of Capital Securities that are certificated securities (as defined in the UCC), certificates evidencing all of the issued and outstanding Capital Securities of a U.S. Subsidiary owned by each Obligor (subject, however, to the limitations, if any, provided for in Section 7.1.8), which certificates shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities of a U.S. Subsidiary that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and other Applicable Laws as to the perfection of the pledge of such Capital Securities;

          (b) Filing Statements suitable in form for naming the Borrower and each Subsidiary Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interests (including security interests in respect of Capital Securities that are uncertificated securities (as defined in the UCC) of the Administrative Agent granted pursuant to the Security Agreement and the Pledge Agreement, as the case may be;

          (c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens (other than Liens permitted by clause (c) of Section 7.2.3) and other rights of any Person in any collateral described in any security agreement previously granted by any Person, together with such other UCC Form UCC-3 termination statements as the Administrative Agent may reasonably request from such Obligors; and

          (d) copies of UCC searches, dated a date reasonably near to the Effective Date, listing all effective financing statements which name any Obligor (under its present name and any previous names during the last five years) as the debtor, together with copies of such financing statements (none of which shall, except relative to Liens permitted by clause (c) of Section 7.2.3, evidence a Lien on any collateral described in any Loan Document).

          SECTION 5.1.10. Filing Agent, etc. All Uniform Commercial Code financing statements or other similar financing statements and Uniform Commercial Code (Form UCC-3) termination statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) shall have been delivered to Corporation Service Company or another similar filing service company acceptable to the Administrative Agent (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (i)

the Filing Agent’s receipt of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Effective Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Effective Date.

          SECTION 5.1.11. Insurance. The Administrative Agent shall have received, certificates from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document.

          SECTION 5.1.12. Opinion of Counsel. The Administrative Agent shall have received (i) an opinion, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from Bell, Boyd & Lloyd LLP, counsel to the Obligors, in form and substance satisfactory to the Administrative Agent and (ii) if an opinion is delivered by the sellers under the Acquisition Agreement in connection with the Acquisition, written evidence that the Administrative Agent and the Lenders have been permitted to rely on such opinion, which written evidence shall be in form and substance satisfactory to the Administrative Agent.

          SECTION 5.1.13. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.

          SECTION 5.1.14. PATRIOT Act Disclosures. The Administrative Agent and each Lender shall have received all PATRIOT Act Disclosures requested by them prior to execution of this Agreement.

          SECTION 5.1.15. Compliance Certificate. The Lenders shall have received an initial Compliance Certificate on a pro forma basis as if the Credit Extension had been made and the Transaction had been consummated as of, with respect to balance sheet items, December 31, 2007, or with respect to cash flow or income statement items, January 1, 2007, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower and showing compliance with the covenants set forth in Section 7.2.4.

          SECTION 5.1.16. Hecla Mine Plan. The Administrative Agent shall have received the most current Hecla Mine Plan in form and substance reasonably acceptable to the Administrative Agent.

          SECTION 5.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to the satisfaction of each of the conditions precedent set forth below.

          SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to the Credit Extension, the following statements shall be true and correct:

          (a) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b) no Default shall have then occurred and be continuing.

          SECTION 5.2.2. Credit Extension Request, etc. The Administrative Agent shall have received a Borrowing Request. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

          SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

          In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, the Borrower (after giving effect to the Acquisition) represents and warrants to each Secured Party as set forth in this Article.

          SECTION 6.1. Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except to the extent such failure would not have a material adverse effect on the business of such Obligor) and has full power and authority and holds all requisite Approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

          SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transaction, and the execution, delivery and performance by the Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene any Obligor’s Organizational Documents, or any Applicable Law; or

          (b) result in or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) result in a breach of, or a default under, any contractual restriction binding on or affecting any Obligor.

          SECTION 6.3. Government Approval, Regulation, etc. Except as set forth on Schedule 6.3, no material Approval or other action by, and no notice to or filing with any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the Borrower or any of its Subsidiaries to continue its operations as presently conducted, the consummation of the Transaction or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery or performance of any Transaction Document to which it is a party. Neither the Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940. None of any Obligor or any Subsidiary (x) are listed on the “Specially Designated Nationals and Blocked Person List” maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any executive orders relating thereto or (y) have used the proceeds of the Credit Extensions in violation in any material respect of any of the foreign asset control regulations of OFAC or any Applicable Law.

          SECTION 6.4. Validity, etc. Each Loan Document and other Transaction Documents to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The Liens granted by each Obligor in favor of the Secured Parties constitutes valid obligations of such Obligor, enforceable against such Obligor in accordance with Applicable Law (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

          SECTION 6.5. Financial Information; Undisclosed Liabilities.

          (a) The financial statements of the Borrower and its Subsidiaries, furnished to the Administrative Agent and each Lender pursuant to Section 5.1.6, have been prepared in accordance with GAAP consistently applied, present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, and do not contain any incorrect or misleading statement of a material fact or omit any material fact necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1.1, have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied with the financial statements delivered pursuant to Section 5.1.6, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

          (b) There are no material liabilities of any Obligor or the Greens Creek Joint Venture of any kind whatsoever, whether accrued, determined, determinable or contingent, other than those liabilities provided for or disclosed in the most recently delivered financial statements or the notes thereto, those liabilities not required under GAAP to be provided for or disclosed in the most recently delivered financial statements or the notes thereto, those liabilities that have been disclosed in the Disclosure Schedule and liabilities arising in the ordinary course of business since the date of the most recently delivered financial statements.

          SECTION 6.6. No Material Adverse Change. There has been no Material Adverse Change.

          SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened litigation, action, proceeding or labor controversy (including any strikes, walkouts or work slowdowns)

          (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrower or any of its Subsidiaries or the Greens Creek Joint Venture, or any of their respective properties, businesses or assets which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 of the Disclosure Schedule which could reasonably be expected to have a material adverse effect on the outcome for the Borrower or its Subsidiaries of such labor controversy, litigation, arbitration or governmental investigation or proceeding; or

(b) which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transaction.

          SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9. In addition, set forth in Item 6.8 of the Disclosure Schedule is an organizational chart of the Borrower and each of its Subsidiaries as of the Effective Date, which includes a description of the Capital Securities of each Subsidiary and the owners thereof.

          SECTION 6.9. Ownership of Properties.

          (a) The Borrower and each of its Material Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, (iii) in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its material properties and assets (including material mining, water and other rights or permits associated with its operations), real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

          (b) Without limiting the generality of the foregoing clause (a), all lands being mined by the Greens Creek Joint Venture (other than land not material to the Greens Creek Joint Venture’s production of metals) are subject to (i) patented claims of the Greens Creek Joint Venture or (ii) the Land Exchange Agreement.

          SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by Applicable Law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 6.11. Pension and Welfare Plans.

          (a) Except as disclosed on Item 6.11 of the Disclosure Schedule, neither the Borrower, nor any of its Subsidiaries, nor any member of their Controlled Group (i) maintains or contributes to any Pension Plan or Multiemployer Plan, (ii) has maintained or contributed to any Pension Plan or Multiemployer Plan during the prior six years, (iii) except as required by Section 4980B of the Code or similar state law, maintains a Welfare Plan which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of member of its Controlled Group or coverage after a participant’s termination of employment, or (iv) has incurred any liability or obligation under the U.S. Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.

          (b) During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, (i) no steps have been taken to terminate any Pension Plan (other than a standard termination under Section 4041(b) of ERISA which would not reasonably be expected to have a Material Adverse Effect), (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) no determination has been made that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); and (iv) no determination has been made that a Multiemployer Plan is, or is expected to be, in endangered or critical status (as defined in Section 305 of ERISA). No condition exists or event or transaction has occurred with respect to any Pension Plan or Multiemployer Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 6.12. Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any Subsidiary or by the Greens Creek Joint Venture have been, and continue to be, owned or leased by the Borrower and Subsidiaries in material compliance with all Environmental Laws, except as, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect;

          (b) there have been no past, and there are no pending or threatened written (i) claims, complaints, notices or requests for information received by the Borrower or any Subsidiaries or by the Greens Creek Joint Venture relative to any alleged violation of any Environmental Law that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) complaints, notices or inquiries to the Borrower, any Subsidiary or to the Greens Creek Joint Venture regarding potential liability under any Environmental Law, that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

          (c) there have been no Releases of Hazardous Materials at, on, under or migrating from any property now or previously owned or leased by the Borrower, any Subsidiary or by the Greens Creek Joint Venture that have, or could reasonably be expected to have, a Material Adverse Effect;

          (d) the Borrower and Subsidiaries and the Greens Creek Joint Venture have been issued and are in compliance with all Approvals relating to environmental matters other than any non-compliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

          (e) no property now or previously owned or leased by the Borrower, any Subsidiary or by the Greens Creek Joint Venture is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

          (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower, any Subsidiary or by the Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

          (g) the Borrower, its Subsidiaries and the Greens Creek Joint Venture have not transported, sent or arranged for the transportation or disposal of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims (including claims for remedial work, damage to natural resources or personal injury) against the Borrower, any such Subsidiary or the Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower, any Subsidiary or by the

Greens Creek Joint Venture that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

          (i) no other conditions exist at, on or under any property now or previously owned or leased by the Borrower, any Subsidiary or by the Greens Creek Joint Venture which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

          SECTION 6.13. Accuracy of Information. The factual information heretofore or contemporaneously furnished in writing on or prior to the date hereof made to any Secured Party by or on behalf of any Obligor or the Greens Creek Joint Venture in connection with any Loan Document or any transaction contemplated hereby when taken together with all reports, statements, schedules and registration statements included in filings made by the Borrower with the SEC prior to the delivery of such information to the extent provided to the Secured Parties, does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any such information not misleading under the circumstances in which made.

          SECTION 6.14. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Credit Extension will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

          SECTION 6.15. Material Contracts. Item 6.15 of the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts to which the Borrower and each Subsidiary is a party, showing as of the Effective Date the parties to such Material Contracts, the dates such Material Contracts were entered into, the subject matter of such Material Contracts, the aggregate consideration payable to or by the parties thereto and any other information useful to determine the materiality of such Material Contract to the business or operations of the Borrower or the Subsidiary party thereto. Neither the Borrower nor any Subsidiary is in default under or relative to any Material Contracts that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 6.16. Solvency. The Borrower and each other Obligor, both before and after giving effect to the Credit Extension, are Solvent.

          SECTION 6.17. Insurance. Each of the Borrower and its Material Subsidiaries maintains (i) insurance to such extent and against such risks as is customary with Persons of comparable size engaged in the same or similar business and similarly situated, (ii) worker’s compensation insurance in the amount required by Applicable Law and (iii) such other insurance as may be required by law.

          SECTION 6.18. Condition of Business and Operations. Except as set forth on Item 6.18 of the Disclosure Schedule, (i) neither the business nor the operations of any Obligor or the

Greens Creek Joint Venture has been disrupted by any casualty, act of God or any other action, and (ii) no part of any mine, mill or tailings system owned or operated by the Borrower or any of its Subsidiaries or the Greens Creek Joint Venture is experiencing any failure, which disruption or failure could reasonably be expected to have a Material Adverse Effect.

          SECTION 6.19. Compliance with Law, etc. No Obligor is in violation of its Organic Documents in any material respect. No Obligor is in violation of any Applicable Law, which violation could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          SECTION 6.20. Mining Rights. Each of the Borrower and its Subsidiaries has acquired all material Mining Rights which are required in connection with the operation of its respective mines as they are operated as of the date the representation is made, and has obtained such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine. All such Mining Rights and other rights are sufficient in scope and substance for the operation of each mine owned or operated by Borrower or any of its Subsidiaries as each such mine is operated as of each date this representation is made.

          SECTION 6.21. Greens Creek Operations. The Greens Creek Joint Venture Agreement is in full force and effect and no material default has occurred and is continuing thereunder. Neither the transfer of the rights and interests described in the Acquisition Agreement nor any similar transfer of such rights and interests to the Secured Parties as a result of their exercise of rights and remedies under the Loan Documents would prohibit or limit the Greens Creek Joint Venture or the operation of the Greens Creek Mine under Applicable Law or prevent Borrower or any Subsidiary thereof from obtaining, amending, revising, renewing, or maintaining in good standing any permits or approvals necessary to conduct operations at the Greens Creek Mine.

          SECTION 6.22. Consummation of Acquisition; Representations and Warranties from Acquisition Agreement. The Acquisition and related transactions have been consummated substantially in accordance with the terms of the Acquisition Agreement. As of the Effective Date, the Acquisition Agreement has not been altered, amended or otherwise modified or supplemented in any material respect or any material condition thereof waived without the prior written consent of the Administrative Agent. Each of the representations and warranties made in the Acquisition Agreement by the Borrower and its Subsidiaries or, to the best knowledge of the Borrower, made by any third party is true and correct, except for any representation or warranty therein the failure of which to be true and correct, does not have or could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII
COVENANTS

          SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Lender and the Administrative Agent that, until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

          SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year end audit adjustments);

          (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent;

          (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the financial covenants set forth in Section 7.2.4, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or an Obligor has taken or proposes to take with respect thereto), (iii) designating one or more of the Borrower’s Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Borrower would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso to the definition of “Immaterial Subsidiary”, (iv) certifying that the Subsidiaries of the Borrower previously designated as Immaterial Subsidiaries remain Immaterial Subsidiaries as of the date thereof and (v) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b) (relative to the 2008 Fiscal Year and thereafter), the amount of Excess Cash Flow for such Fiscal Year (together with a detailed calculation thereof);

          (d) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or such Obligor has taken and proposes to take with respect thereto;

(e) at the time of each prepayment required under Section 3.1.1, (x) a certificate signed by an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (y) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

          (f) as soon as possible and in any event within five days after the Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule which could reasonably be expected to have a material adverse effect on the outcome of such litigation, action, proceeding or labor controversy or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(g) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

          (h) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, (iv) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status (as defined in Section 305 of ERISA), or (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

          (i) promptly upon receipt thereof, copies of all “management letters” submitted to the Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt or any Designated Preferred Stock Documents, copies of such notice or report;

          (k) promptly following receipt thereof by the Borrower, (i) a copy of the monthly progress reports on the operations of the Greens Creek Joint Venture and monthly supplemental financial data with respect to the Greens Creek Joint Venture, for the immediately preceding calendar month and (ii) a copy of the balance sheet and the related statements of income and cash flow of the Greens Creek Joint Venture for each fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent;

(l) as soon as available and, in any event, within

          (i) 45 days after each of March 31, 2008 and June 30, 2008, notice of the applicable amounts referenced in clauses (a)(ii)(y), (a)(iii)(y), (b)(ii)(y) and (b)(iii)(y) of the definition of Plug Amount, which amounts shall be satisfactory to the Administrative Agent;

(ii) 45 days after the end of each Fiscal Year, updated capital, operating and exploration budgets of the Borrower and its Material Subsidiaries, certified by an Authorized Officer of the Borrower;

(iii) 90 days after the end of each Fiscal Year, an updated Hecla Mine Plan, certified by an Authorized Officer of the Borrower; and

(iv) 90 days after the end of each Fiscal year, updated mineral reserve statements for Borrower and its Subsidiaries, certified by an Authorized Officer of the Borrower;

          (m) as soon as possible and in any event within three days after the Borrower or any other Obligor obtains knowledge of the commencement of any suit, action or proceeding arising under any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect, or any other adverse claim asserted against any Obligor or with respect to its properties which could reasonably be expected to result in a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

          (n) promptly upon the occurrence of any material event relating to the Greens Creek Mine, including any unscheduled shutdowns of, or disruptions to, the mining operations of the Greens Creek Mine, notice thereof;

          (o) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to, or as to compliance with, laws relating to employee health and safety (including the Occupational Safety and Health Act, 29 U.S.C.A. §651 et. seq. and the Federal Mine Safety and Health Act, 30 U.S.C.A. §801 et. seq.), to the extent conditions described in such claims, complaints, notices and inquiries could reasonably be expected to result in a liability for the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 and shall promptly resolve any material non-compliance with such laws (except to the extent such non-compliance is being diligently contested in good faith) and keep its property free of any Lien imposed by such laws;

          (p) as soon as available and in any event within 45 days after the end of each of the Fiscal Quarters of each Fiscal Year, reports with respect to all Hedging Agreements entered into by Borrower and its Subsidiaries as contemplated by this Agreement, which reports shall be in form and substance satisfactory to the Administrative Agent; and

(q) such other financial and other information as any Secured Party may from time to time reasonably request (including information and reports in such detail as the

Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

          SECTION 7.1.2. Maintenance of Existence; Compliance with Contracts, Laws, etc. Subject to the provisions of this Agreement, the Borrower will, and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence (except, in the case of Material Subsidiaries, as otherwise permitted by Section 7.2.10), rights, privileges and franchises, and to be duly qualified and in good standing in each jurisdiction in which such Person owns properties or carries on business and in any other jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to be so qualified and in good standing could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws that are material to the Borrower and its Subsidiaries and the Greens Creek Joint Venture, including the payment (before the same become delinquent) of all Taxes imposed upon the Borrower or its Subsidiaries or upon their property, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or its Subsidiaries, as applicable.

          SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep

(i) its interests in its properties as necessary for it to be able to develop and operate its mines in accordance with normal industry practice; and

          (ii) its properties in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted), and make necessary repairs, renewals and replacements in accordance with normal industry practice so that the business carried on by it may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of any such property is no longer economically desirable, necessary or useful to the business of the Borrower or any Material Subsidiary or the Disposition of such property is otherwise permitted by Sections 7.2.9 or 7.2.10.

          SECTION 7.1.4. Insurance. The Borrower will, and will cause each Subsidiary to, maintain, (x) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries and the Greens Creek Joint Venture and (y) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under Applicable Law. Without limiting the foregoing, all insurance policies required pursuant to this Section shall:

          (a) name the Administrative Agent on behalf of the Secured Parties as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without 30 days’ prior written notice to the Administrative Agent; and

(b) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

          SECTION 7.1.5. Books and Records. The Borrower will, and will cause each Subsidiary to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions.

          SECTION 7.1.6. Visitation.

          (a) The Borrower will, and will cause each Subsidiary to, permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Secured Party or their representatives whether or not any representative of such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any reasonable and out-of-pocket expenses incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section (including fees of such independent public accountant); provided that, so long as no Default has occurred and is continuing, the Borrower shall only be required to pay such reasonable and out-of-pocket expenses incurred in connection with one such visit and/or discussion per Fiscal Year.

          (b) The Borrower will provide to the Administrative Agent written or verbal reports on the status of the litigation set forth in or referred to in Item 6.7 of the Disclosure Schedule, at such times and intervals (but in any event no more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation) as the Administrative Agent shall reasonably determine to assess the status and progress of such litigation, including a report on the issuance of significant rulings and the taking of important testimony. The Borrower will also cause the Borrower’s legal counsel in connection with such litigation to be available to discuss (provided the Borrower’s General Counsel or such counsel’s designee has been provided a reasonable opportunity to be present during such discussion) any such reports with the Administrative Agent at the reasonable request of the Administrative Agent (which requests shall not be more than once a month, unless there has been a material adverse development with respect to the outcome of such litigation); provided, however, that the terms of this clause (b) shall not be deemed to authorize or require any attorney to disclose information that, if disclosed pursuant to this clause (b), would, in such attorney’s written opinion, violate the attorney-client privilege between such attorney and the Borrower. The Borrower shall pay the fees of counsel incurred in connection with the Administrative Agent’s exercise of its rights pursuant to this Section.

          SECTION 7.1.7. Environmental Law Covenant. The Borrower will, and will cause each of its Subsidiaries to:

          (a) use and operate all of its and their facilities and properties in compliance in all material respects with all Environmental Laws material to the Borrower and its Subsidiaries, keep all necessary Approvals relating to environmental matters material to the Borrower and its Subsidiaries in effect, and remain in material compliance therewith, and handle all Hazardous Materials in compliance in all material respects with all such Environmental Laws; and

          (b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and shall keep its property free of any Lien imposed by any Environmental Law.

          SECTION 7.1.8. Future Guarantors, Security, etc. The Borrower will, upon any Person becoming either a direct or indirect Subsidiary, or upon any U.S. Subsidiary satisfying the criteria of a Material Subsidiary or any Foreign Subsidiary satisfying the criteria of a Pledged Foreign Subsidiary, and with respect to any Pledged Foreign Subsidiary that exists on the Effective Date that is not a party to a Pledge Agreement or a Foreign Pledge Agreement or the Capital Securities of which have not been pledged under a Pledge Agreement or a Foreign Pledge Agreement:

          (a) cause any Greens Creek Participant, any assignee thereof or any other Person that holds any ownership interest of all or a portion of the assets of the Greens Creek Mine or the Greens Creek Joint Venture to execute and deliver to the Administrative Agent a supplement to the Security Agreement substantially in the form attached thereto as Annex I and cause any Person that is either a Material U.S. Subsidiary or a Pledged Foreign Subsidiary to execute and deliver to the Administrative Agent a supplement to the Subsidiary Guaranty substantially in the form attached thereto as Annex I, in each case for the benefit of the Secured Parties;

          (b) cause each Person holding Capital Securities in a Material U.S. Subsidiary or a Pledged Foreign Subsidiary to execute and deliver, or cause the Subsidiary that will own Capital Securities of such Person to execute and deliver, to the Administrative Agent a supplement to the Pledge Agreement, substantially in the form attached thereto as Annex I (and, if applicable, a Foreign Pledge Agreement) and shall, pursuant to the Pledge Agreement (and, if applicable, a Foreign Pledge Agreement), pledge and deliver to the Administrative Agent, for the benefit of the Secured Parties, all of the outstanding Capital Securities of each Material U.S. Subsidiary or Foreign Pledged Subsidiary owned by the Borrower or such Subsidiary and take all other action required under the Pledge Agreement (a Foreign Pledge Agreement as the case may be) together with (x) undated stock powers or equivalent instruments of transfer reasonably satisfactory to the Administrative Agent for such certificates or such other evidence of beneficial ownership, executed in blank (or, if any such Capital Securities are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been perfected in accordance with the UCC or any similar or local law which may be applicable) and (y) Filing Statements naming the Borrower or such Subsidiary as the debtor and the Administrative Agent as the secured party, suitable for filing under the UCC (or other Applicable Law) of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent in the interests of the Borrower or such Subsidiary in such Person pledged pursuant to the Pledge Agreement (and, if applicable, a Foreign Pledge Agreement); provided that, with respect to any Person holding Capital Securities in any Foreign Subsidiary that is a Pledged Foreign Subsidiary, such Person will have 120 days (with respect to any such Subsidiary organized and existing under the laws of Mexico) or 180 days (with respect to any such Subsidiary organized and existing under the laws of Venezuela or the laws of the Netherlands) to use commercially reasonable efforts to comply with this clause (b) (or such longer time as the Administrative Agent permits in its sole discretion);

          (c) deliver to the Administrative Agent as to each such Person certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Subsidiary, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements (x) filed pursuant to the terms hereof in favor of the Administrative Agent, (y) being terminated pursuant to termination statements that are to be delivered on or prior to the date such Person becomes such Subsidiary or (z) in respect of Permitted Liens) shall cover any of the collateral described in any Loan Document);

          (d) deliver to the Administrative Agent as to each such Person joined to the Security Agreement, Filing Statements naming such Person as the debtor and the Administrative Agent as the secured party, for the benefit of the Secured Parties, suitable for filing under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to any security agreement entered into by such Person; and

          (e) subject to the provisions in clause (b) above, the Administrative Agent shall have received such customary opinions of legal counsel as the Administrative Agent may reasonably request, which legal opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary in any Loan Document, (x) no more than 65% of the Voting Securities of any Foreign Subsidiary shall be pledged as security for the Obligations, (y) no Foreign Subsidiary shall be required to pledge as security for the Obligations any of its assets and (z) no Foreign Subsidiary shall be required to guarantee the Obligations either through a

Subsidiary Guaranty or otherwise, in the case of clauses (x), (y) or (z), if such pledge or guaranty results in adverse tax consequences for the Borrower and its Subsidiaries, taken as a whole.

          SECTION 7.1.9. Further Assurances. Subject to Section 7.1.8, the Borrower will, and will cause each Subsidiary to, execute any documents, Filing Statements, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents. Without limiting the generality of the foregoing, the Borrower shall provide, upon the request of the Administrative Agent, copies of all Approvals referred to in Section 6.3 and Section 6.20 and related information.

          SECTION 7.1.10. Material Subsidiaries. In the event of a transfer of assets from the Borrower or any of its Subsidiaries to an Immaterial Subsidiary, the Borrower shall designate, in a notice to the Lenders, (i) such Immaterial Subsidiary as a Material Subsidiary if such Subsidiary would be a Material Subsidiary as of the last day of the Fiscal Quarter during which such transfer occurs and (ii) one or more of its other Subsidiaries as Material Subsidiaries if, in the absence of such designation, the aggregate assets or revenues of all Immaterial Subsidiaries of the Borrower would exceed the aggregate amounts set forth in clauses (iii) and (iv) of the first proviso in the definition of “Immaterial Subsidiary”.

          SECTION 7.1.11. Independent Corporate Existence. The Borrower shall:

(a) cause each Material Subsidiary to comply with the terms of its limited liability company agreement, articles of incorporation, by-laws (as the case may be) and other Organic Documents; and

(b) without limiting the effect of the preceding clause (a),

(i) observe all organizational formalities, including holding appropriate meetings or actions by written consent, as required by all Applicable Law;

          (ii) cause each Material Subsidiary to maintain an arm’s-length relationship with its Affiliates and not hold itself out as being liable for the debts of any of its Affiliates (other than with respect to obligations expressly permitted hereunder); and

          (iii) cause each Material Subsidiary (A) to keep its assets and its liabilities wholly separate from those of all other entities, including, but not limited to its Affiliates, and (B) to maintain its assets and liabilities in such a manner that it is not materially costly or difficult to segregate, ascertain or otherwise identify the Subsidiary’s individual assets and liabilities from those of any other Person.

All consolidated financial statements of the Borrower furnished by the Borrower or any of its Subsidiaries shall clearly indicate that all of the interests in the Greens Creek Joint Venture held by the Greens Creek Participants are held separate and apart from the assets of the Borrower and the Subsidiaries of the Borrower other than the Greens Creek Participants.

          SECTION 7.1.12. Hedging. The Borrower will, within 30 days following the Effective Date, enter into and maintain one or more Hedging Agreements designed to protect the Borrower against fluctuations in interest rates relative to at least the Term I Loan Commitment Amount for the period during which such Loans remain outstanding, on terms reasonably satisfactory to the Administrative Agent and with a counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, or a financial institution which has a credit rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch and that has a combined capital and surplus of no less than $250,000,000.

          SECTION 7.1.13. Maintenance of Mining Rights. The Borrower shall maintain all material Mining Rights which are required in connection with the operation of its mines as they are then operated, and will obtain such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps or ancillary facilities which are required in connection with each mine. All such Mining Rights and other rights will be sufficient in scope and substance for the operation of each mine then owned or operated by Borrower or any of its Subsidiaries as they are then operated.

          SECTION 7.1.14. Issuance of Subordinated Debt; Status of Obligations as Senior Indebtedness, etc. To the extent the Borrower issues any Subordinated Debt, the Borrower shall have the power and authority to incur such Subordinated Debt as provided for under the Subordinated Debt Documents applicable thereto and shall have duly authorized, executed and delivered the Subordinated Debt Documents applicable to such Subordinated Debt. To the extent the Borrower issues any Subordinated Debt, the Borrower shall issue, pursuant to due authorization, such Subordinated Debt under the applicable Subordinated Debt Documents, and such Subordinated Debt Documents shall constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). The subordination provisions of all such Subordinated Debt contained in the related Subordinated Debt Documents shall be enforceable against the holders of the Subordinated Debt by the holder of any “Senior Indebtedness” or similar term referring to the Obligations (as defined in such Subordinated Debt Documents). To the extent any Designated Preferred Stock is issued and outstanding, such Designated Preferred Stock shall contain provisions which prohibit the declaration, payment or setting aside of funds for payment of dividends on such Designated Preferred Stock following the occurrence and during the continuance of a Default and the holder of any Senior Indebtedness or similar term referring to the Obligations (as defined in the applicable Designated Preferred Stock Documents) shall be a third party beneficiary of such provisions. All Obligations, including those to pay principal of and interest (including post-petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term in the Subordinated Debt Documents relating to the Obligations, and all such Obligations are entitled to the subordination provisions of the Subordinated Debt Documents.

          SECTION 7.2. Negative Covenants. The Borrower covenants and agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

          SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, (a) engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto, or (b) without limiting the effect of any provision contained herein, in the case of the Borrower, transfer any assets to a Subsidiary, other than (i) pursuant to Section 7.2.10 or (ii) cash pursuant to a loan, advance or other Investment permitted pursuant to clauses (e), and (f) of Section 7.2.2, clauses (e), (f), (h), (i) and (k) of Section 7.2.5 or Section 7.2.9.

          SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(b) of the Disclosure Schedule, and any Refinancing of such Indebtedness;

          (c) unsecured and secured (to the extent permitted under clause (c) of Section 7.2.3) Indebtedness in respect of performance bonds and reclamation bonds and cash deposits provided in the ordinary course of business; provided that (i) the amount of such Indebtedness outstanding with respect to the Greens Creek Mine shall not exceed at any time $55,000,000, (ii) the aggregate amount of all such Indebtedness outstanding pursuant to this clause (c) shall not at any time exceed $100,000,000, (iii) with respect to the Greens Creek Mine and Lucky Friday Mine, Indebtedness under this clause shall only be permitted to the extent (A) required by a Governmental Authority or a recognized Indian tribe with applicable jurisdiction and authority and (B) the Borrower shall have provided to the Administrative Agent a written copy of each order or agreement imposing or increasing (or any other requirements in respect of) the amount of any such obligation after the Effective Date;

          (d) Indebtedness evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided that, such Indebtedness is incurred within 90 days of the acquisition of such property) and in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (d) and clause (i) below shall not at any time exceed $35,000,000;

(e) Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary (but only a Subsidiary Guarantor if the Subsidiary owing such Indebtedness is a Subsidiary Guarantor);

          (f) unsecured Indebtedness of the Borrower or a Subsidiary Guarantor owing to a Subsidiary that has previously executed and delivered to the Administrative Agent the Interco Subordination Agreement (provided that, no payment of principal or interest shall be made in respect of such Indebtedness if a Default or Event of Default has occurred and is then continuing or would result therefrom);

          (g) unsecured Subordinated Debt and/or Designated Preferred Stock of the Borrower incurred pursuant to the terms of the Subordinated Debt Documents or Designated Preferred Stock Documents, as applicable, and Refinancings (which continue to satisfy the terms of the definition of “Subordinated Debt”); provided that the Administrative Agent shall have received prior to the incurrence thereof a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such incurrence (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to such incurrence and evidencing compliance with the covenants set forth in Section 7.2.4; and provided further that all Contingent Liabilities of the Obligors in respect of such Subordinated Debt shall be subordinated to the Obligations on substantially the same terms as the Subordinated Debt of the Borrower is subordinated to the Obligations.

          (h) Indebtedness of a Subsidiary (including a Subsidiary acquired pursuant to a Permitted Acquisition) of the Borrower that is not a Subsidiary Guarantor; provided that no Obligor is providing any credit support for, or a guarantee of, any such Indebtedness, and such Indebtedness is for all purposes non-recourse to the Obligors and their respective assets;

          (i) unsecured Indebtedness of the Borrower; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (i) and clause (d) above shall not at any time exceed $35,000,000;

(j) Indebtedness consisting of Earn-out Obligations; provided that such Earn-out Obligations are unsecured; and

(k) Hedging Obligations under Hedging Agreements permitted under Section 7.2.14.

provided that no Indebtedness otherwise permitted by clauses (e), (g), (h), or (i) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

          SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

          (b) Liens existing as of the Effective Date and disclosed in Item 7.2.3(b) of the Disclosure Schedule securing Indebtedness described in clause (b) of Section 7.2.2, and Refinancings of such Indebtedness; provided, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(c) Liens on cash and Cash Equivalent Investments securing Indebtedness of the type permitted under clause (c) of Section 7.2.2;

          (d) Liens securing Indebtedness of the type permitted under clause (d) of Section 7.2.2; provided that, (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

          (e) Liens securing Indebtedness permitted by clause (h) of Section 7.2.2; provided, however, that such Liens existed prior to such Person becoming a Subsidiary and were not created in anticipation thereof;

          (f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (g) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than, for the avoidance of doubt, Liens in favor of the PBGC), or (ii) to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on performance bonds;

          (h) judgment Liens of $1,000,000 or less, provided that the aggregate amount of such judgment Liens does not exceed $5,000,000 and (ii) other judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies which have acknowledged their responsibility to cover such judgment and which do not otherwise result in an Event of Default under Section 8.1.6;

          (i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

          (j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and

(k) Liens on assets located outside the United States to secure statutory obligations under the laws of foreign jurisdictions.

          SECTION 7.2.4. Financial Condition and Operations. The Borrower will not permit any of the events set forth below to occur:

          (a) Net Worth to be less than 75% of the Borrower’s pro forma Net Worth calculated as of the Effective Date (it being agreed that the Borrower’s pro forma Net Worth calculated as of the Effective Date is $530,466,000);

(b) the Leverage Ratio to be greater than 3.00 to 1.00;

(c) the Interest Coverage Ratio to be less than 3.00 to 1.00; and

(d) the Current Ratio to be less than 1.10 to 1.00.

          SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person or enter into any joint venture with any other Person or Persons, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule and Investments constituting the Acquisition;

(b) Cash Equivalent Investments;

          (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments constituting Capital Expenditures;

(e) Investments permitted by (i) clause (e) or (ii) clause (f) of Section 7.2.2;

          (f) Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries or (ii) by any Subsidiary in the Borrower;

          (g) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(h) Investments constituting Permitted Acquisitions, the San Juan Silver Mining Joint Venture and the Independence Lead Mine Acquisition;

          (i) Investments constituting the incurrence of development costs and the entry into options and leases to mine real property to the extent incurred or entered into in the ordinary course of business consistent with past practice;

(j) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.10;

(k) to the extent permitted under Applicable Law, advances or loans to employees, directors or officers not to exceed $2,000,000 in the aggregate at any time outstanding; and

(l) other Investments in an aggregate amount not to exceed $30,000,000 at any time;

provided that in respect of this Section 7.2.5,

          (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(ii) all Investments in all Subsidiaries shall have been pledged to the Administrative Agent (for the benefit of the Secured Parties) in accordance with the terms of the Loan Documents;

          (iii) with respect to any date of determination, the aggregate amount of cash consideration (excluding any such consideration financed with Indebtedness of the type permitted under clause (d) of Section 7.2.2) for Investments otherwise permitted by clause (d) (other than with respect to the San Juan Silver Mining Joint Venture in an aggregate amount of up to $12,000,000, the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j) and (l), above shall not exceed the then amount of Retained Proceeds; and

          (iv) no Investment otherwise permitted by clause (d) (other than with respect to the San Juan Silver Mining Joint Venture in an aggregate amount of up to $12,000,000, the Greens Creek Mine, the Lucky Friday Mine, the Isidora Mine or the La Comorra Mine), (e)(i), (f)(i), (h), (i), (j), (k) or (l) above shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

          SECTION 7.2.6. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than

          (a) (i) Restricted Payments made by wholly-owned Subsidiaries to the Borrower or wholly-owned Subsidiaries and (ii) Restricted Payments made by non-wholly-owned Subsidiaries to its shareholders or members generally so long as the Borrower or its Subsidiary which owns the equity interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

          (b) the declaration or payment by the Borrower of a cash dividend on, or on account of, any class of Capital Securities of the Borrower (including Designated Preferred Stock); provided that prior to such declaration or payment, an Authorized

Officer of the Borrower shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

          (c) the payment of any dividends the declaration of which was permitted pursuant to the immediately preceding clause (b), so long as such payment is made within 60 days of such declaration or on its regularly schedule payment date;

          (d) the redemption, purchase or other acquisition by the Borrower of its Series B Preferred Stock and, concurrent with any such redemption, the payment of accrued dividends thereon; provided that prior to such redemption, purchase or other acquisition or payment of accrued dividends, an Authorized Officer of the Borrower shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom;

          (e) the redemption, purchase or other acquisition of Capital Securities of the Borrower in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Capital Securities (other than Redeemable Capital Securities and Designated Preferred Stock) of the Borrower; provided that prior to such redemption, purchase or other acquisition, an Authorized Officer of the Borrower shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom; and

          (f) the redemption, purchase or other acquisition of Capital Securities pursuant to the Small Lot Repurchase Program; provided that prior to such redemption, purchase or other acquisition, an Authorized Officer of the Borrower shall have certified in writing to the Administrative Agent that immediately before and after giving effect to such redemption, purchase or other acquisition no Default shall have occurred and be continuing or would result therefrom.

SECTION 7.2.7. No Prepayment of Certain Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to,

          (a) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (i) other than the stated, scheduled date for payment of interest set forth in the applicable Subordinated Debt Documents or the conversion of such Subordinated Debt to Capital Securities pursuant to its terms, or (ii) which would violate the terms of this Agreement or the applicable Subordinated Debt Documents;

          (b) make any payment with respect to an Earn-out Obligation, other than on (or after) the stated, scheduled date therefor set forth in the documents evidencing such Earn-out Obligation and so long as (i) the maximum portion of such payment that can be satisfied with the payment of Capital Securities (other than Redeemable Capital Securities) of the Borrower shall be so satisfied and (ii) with respect to any such payment (or portion thereof) that cannot be so satisfied, (A) such payment is made following the receipt by the Administrative Agent of the financial statements described in clause (b) of Section 7.1.1 (and the Compliance Certificate relating thereto) with respect to the Fiscal Year immediately preceding the Fiscal Year in which such payment is to be made, and (B) prior to such payment, an Authorized Officer of the Borrower shall have certified in writing to the Administrative Agent that no Default shall have occurred and be continuing or would result therefrom; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

provided that the Borrower and its Subsidiaries may pay or prepay the principal of, or premium or interest on, any Subordinated Debt, or redeem, retire, purchase, defease or otherwise acquire such Indebtedness, in exchange for, or with the net cash proceeds of, (x) Indebtedness incurred pursuant to a Refinancing of such Indebtedness or (y) the substantially concurrent sale (other than to a Subsidiary of the Borrower) of Capital Securities (other than Redeemable Capital Securities and Designated Preferred Stock) of the Borrower, so long as immediately before and after giving effect to such payment, prepayment, redemption, retirement, purchase, defeasance or other acquisition no Default shall have occurred and be continuing or would result therefrom.

          SECTION 7.2.8. Issuance of Capital Securities. The Borrower will not, and will not permit any of its Material Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Material Subsidiaries (other than the Greens Creek Group), Capital Securities (other than Redeemable Capital Securities, unless otherwise permitted by Section 7.2.2) issued to the Borrower or a Subsidiary Guarantor, (b) in the case of members of the Greens Creek Group, to any Person that held Capital Securities of a Person in the Greens Creek Group on the Effective Date or (c) in the case of the Borrower, Capital Securities (other than Redeemable Capital Securities, unless otherwise permitted by Section 7.2.2) issued to any Person that does not result in a Change in Control.

          SECTION 7.2.9. Consolidation, Merger, etc. The Borrower will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom (a) any Subsidiary (other than the Subsidiary Guarantors, but including each Subsidiary listed on Item 7.2.9 of the Disclosure Schedule as of the Effective Date to the extent each such Subsidiary is not a Material Subsidiary at such time) may liquidate, dissolve, or dissolve voluntarily into, and may merge with and into, the Borrower or any other U.S. Subsidiary (other than the Greens Creek Participants), (b) any Subsidiary holding Unrestricted Disposition assets may liquidate and dissolve subsequent to the Disposition of all such assets, (c) any Foreign Subsidiary (including each Subsidiary listed on Item 7.2.9 of the Disclosure Schedule as of the Effective Date to the extent each such Subsidiary is not a Material Subsidiary at such time) may liquidate, dissolve, or dissolve voluntarily into, and may merge with or into, any other Subsidiary (other than the Greens Creek Participants), (d) any Subsidiary Guarantor (other than the Greens Creek Participants) may merge with and into the Borrower or any other Subsidiary Guarantor and (e) the assets or Capital Securities of any Subsidiary (other than the Subsidiary Guarantors) may be purchased or otherwise acquired by the Borrower or any other Subsidiary (other than the Greens Creek Participants) and the Capital Securities or assets of any Subsidiary Guarantor (other than the Greens Creek Participants) may be purchased or otherwise acquired by the Borrower or any other Subsidiary Guarantor; provided that (A) no Default has occurred and is continuing or would occur after giving effect thereto, (B)

such transaction will not affect the Borrower’s ability to repay the Loans and interest thereon when due, (C) such transaction will not affect the security interest granted under the Loan Documents in favor of the Secured Parties and (D) following such transaction, the Borrower will promptly deliver to the Administrative Agent an update of Item 6.8 of the Disclosure Schedule reflecting the new corporate structure of the Borrower and its Subsidiaries.

          SECTION 7.2.10. Permitted Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of the Borrower’s or such Subsidiaries’ assets to any Person in one transaction or series of transactions unless such Disposition is (a) inventory or obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of its business, (b) pursuant to Section 7.2.17, (c) permitted by clauses (f) and (h) (but only with respect to the San Juan Silver Mining Joint Venture) of Section 7.2.5 or Section 7.2.9, (d) publicly-traded securities Disposed for fair market value or (e) (i) such Disposition is for fair market value, (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause does not exceed (individually, in the aggregate or when aggregated with all Dispositions described in Section 7.2.17) $10,000,000 (excluding for purposes of such calculation, Net Disposition Proceeds received from Unrestricted Dispositions) per year and (iii) the Net Disposition Proceeds from such Dispositions are applied in accordance with Sections 3.1.1 and 3.1.2; provided, however, that, neither the Borrower nor any Subsidiary may Dispose of its interests in (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture, the Greens Creek Mine or the Lucky Friday Mine (including its rights to receive income, distributions, products or proceeds therefrom) except with respect to inventory and obsolete, damaged, immaterial, worn out or surplus property Disposed of in the ordinary course of business or (z) any member of the Greens Creek Group or Hecla Limited. This Section does not permit the Disposition of less than 100% of any Capital Securities of the Borrower or any Subsidiary to any Person, other than in the case of Subsidiaries, to the Borrower or another Subsidiary, as otherwise permitted under Section 7.2.9.

          SECTION 7.2.11. Modification of Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in,

          (a) the Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which (i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt, (ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Borrower and its Subsidiaries;

          (b) the Designated Preferred Stock Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Designated Preferred Stock and which (i) extends the date or reduces the amount of any required redemption of such Designated Preferred Stock, (ii) reduces the rate or extends the date for payment of dividends, premium (if any) or fees payable on such Designated Preferred Stock or (iii) makes the covenants, redemption provisions or remedies in such Designated Preferred Stock Documents less restrictive on the Borrower;

          (c) any documents with respect to Earn-out Obligations, which (i) accelerates the date or increases the amount of any required payment of such Earn-out Obligation, (ii) modifies any of the subordination terms thereof or (iii) makes the covenants, events of default or remedies in such documents with respect to Earn-out Obligations more onerous on the obligors thereunder;

          (d) the Organic Documents of (i) any Obligor, if the result thereof could reasonably be expected to have an adverse effect on the ability of such Obligor to, and (ii) any Material Subsidiary of the Borrower (other than the Subsidiary Guarantor), if the result thereof could reasonably be expected to have a Material Adverse Effect on the ability of such Subsidiary to, in each case, comply with or satisfy its obligations hereunder or on the rights or remedies of any Secured Party; or

(e) any other Transaction Documents in any other manner adverse to the rights or remedies of any Lender.

          SECTION 7.2.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, sale, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract is on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate; provided that the Borrower and Subsidiary Guarantors may enter into any arrangement, transaction or contract with any of the Borrower or other Subsidiary Guarantors that is not prohibited by this Agreement and the Greens Creek Participants may be party to the Greens Creek Joint Venture Agreement.

          SECTION 7.2.13. Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a) the creation or assumption of any Lien securing the Obligations upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

          (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing (A) any secured Indebtedness permitted by clause (c) of Section 7.2.2 as to the cash and Cash Equivalent Investments securing such Indebtedness, (B) any Indebtedness permitted by clause (d) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, (iii) in the case of clauses (a) and (c), any agreement of a Subsidiary governing Indebtedness permitted by Section 7.2.2 (provided that such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and would not reasonably be expected to adversely affect the Borrower’s ability to make payments hereunder).

          SECTION 7.2.14. Hedging Agreements. The Borrower will not (a) permit any Subsidiary to enter into any Hedging Agreement or incur or suffer to exist any Hedging Obligations and (b) enter into or be subject to any agreement or arrangement relating to gold, silver or any other metal which creates an obligation, whether matured or contingent, of the Borrower to deliver (or that could be called for delivery or cash settlement) in any Fiscal Quarter, when taken together with all other such obligations of the Borrower, more than 70% of the forecast payable production of the Borrower and its Subsidiaries of any such other metal for such Fiscal Quarter (as set forth in the Hecla Mine Plan most recently delivered under clause (l) of Section 7.1.1). The Borrower will not enter into or be subject to any Hedging Agreement (a) which is margined, (b) with respect to which the obligations of the Borrower are secured by a Lien (other than a Lien in favor of a Lender or an Affiliate of a Lender securing Hedging Obligations) on the property, revenues or assets of the Borrower, (c) with a counterparty (other than a Lender or an Affiliate of a Lender) with a credit rating of lower than A2 from Moody’s, lower than A from S&P or lower than A from Fitch or that has a combined capital and surplus of less than $250,000,000, or (d) for speculative purposes.

          SECTION 7.2.15. Greens Creek Participant Restrictions. Notwithstanding anything herein to the contrary, the Borrower shall not permit Greens Creek Participants to engage in any business activity other than in connection with the owning and holding of the Greens Creek Joint Venture (including the assets and properties related thereto) and those activities reasonably incidental thereto, including complying with the terms of the Greens Creek Joint Venture Agreement. In furtherance of, and not in limitation of the foregoing, the Borrower shall not permit the Greens Creek Participants to:

          (a) own any material assets, except for its interests in the Greens Creek Joint Venture, including (i) its ownership interests in the Greens Creek Joint Venture, (ii) its rights to receive income, distributions, products and proceeds from the Greens Creek Joint Venture and (iii) its share in the assets and properties of the Greens Creek Joint Venture;

          (b) create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness or other liabilities or obligations except for (i) the obligations under the Loan Documents, (ii) obligations payable to the Borrower as a result of Investments described in Section 7.1.9 and (iii) its share of Indebtedness or other liabilities or obligations of the Greens Creek Joint Venture;

(c) create, incur or permit to exist any Lien (other than the Liens created pursuant to the Loan Documents or Liens permitted under clause (h), (j) or (k) of Section 7.2.3);

(d) make, incur, assume or suffer to exist any Investment (other than Investments in the Greens Creek Joint Venture and its share of Investments made by the Greens Creek Joint Venture);

          (e) make or commit to make any Capital Expenditure or enter into any arrangement which would give rise to any capitalized lease liability (other than Capital Expenditures, or capitalized leases made or incurred in connection with the Greens Creek Joint Venture);

          (f) enter into any arrangement which involves the leasing by the Greens Creek Participants from any lessor of any real or personal property (or any interest therein) (other than its interests in of any such arrangement entered into by the Greens Creek Joint Venture);

          (g) sell, transfer, lease or otherwise dispose of, or grant to any Person options, warrants or other rights with respect to, any of its assets (other than its interests in any such sale, transfer, lease, grant or other disposition consummated by the Greens Creek Joint Venture);

(h) enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or

(i) permit or suffer to exist any Default described in Section 8.1.9 with respect to the Greens Creek Participants.

          SECTION 7.2.16. Change to Fiscal Year. The Borrower will not change its Fiscal Year.

          SECTION 7.2.17. Sale and Leaseback. The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person to the extent the Dispositions related to any such transaction exceed (individually, in the aggregate or when aggregated with all Dispositions described in clause (e) of Section 7.2.10) $10,000,000 per year; provided, however, that, neither the Borrower nor any Subsidiary may engage in any sale and leaseback transaction involving its interests in (x) the Greens Creek Joint Venture Agreement, (y) the assets of any of the Greens Creek Joint Venture, the Greens Creek Mine or the Lucky Friday Mine (including its rights to receive income, distributions, products or proceeds therefrom) except with respect to inventory and obsolete, damaged, immaterial, worn out or surplus property transferred in the ordinary course of business or (z) any member of the Greens Creek Group or Hecla Limited.

ARTICLE VIII
EVENTS OF DEFAULT

          SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

          SECTION 8.1.1. Non-Payment of Obligations. The Borrower or any other Obligor shall default in the payment or prepayment when due of

(a) any principal of any Loan; or

          (b) any interest on any Loans or any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three Business Days after such amount was due.

          SECTION 8.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

          SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations.

          (a) Any Obligor shall default in the due performance or observance of any of its obligations under Section 2.3, clauses (d), (e), (f), (h), (j), (k), (l), (m), (n) and (p) of Section 7.1.1, Section 7.1.6, Section 7.1.7, Section 7.1.8, Section 7.1.9, Section 7.1.10, Section 7.1.12, Section 7.1.13, Section 7.1.14 or Section 7.2 or any Obligor shall default in the due performance or observance of its obligations under (i) Articles II and IV of the Subsidiary Guaranty or (ii) Article IV of a Security Agreement, taking into account any grace periods provided in such Subsidiary Guaranty or Security Agreement.

          (b) The Borrower shall default in the due performance or observance of any of its obligations under clauses (a), (b), (c), (g), (i) and (o) of Section 7.1.1 and such default shall continue unremedied for a period of 10 days.

          SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Administrative Agent or any Lender or (ii) the date on which an officer of any Obligor has knowledge of such default.

          SECTION 8.1.5. Default on Other Indebtedness.

          (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees (or similar payments) on, any Indebtedness (other than Indebtedness described in Section 8.1.1 or under a Hedging Agreement) of the Borrower or any of its Material Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; or

          (b) an early termination event occurs under any Hedging Agreement resulting from (x) any default as to which the Borrower is the defaulting party or (y) any termination event under such Hedging Agreement as to which the Borrower is an affected party and, in either event, the termination value of such Hedging Agreement owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000.

          SECTION 8.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $5,000,000 (exclusive of any amounts fully covered by independent third-party insurance (less any applicable deductible) as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against the Borrower or any of its Material Subsidiaries or the Greens Creek Joint Venture and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

          SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

          (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA.

          SECTION 8.1.8. Change in Control. Any Change in Control shall occur.

          SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Material Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

          (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

          (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided that, the Borrower, each Material Subsidiary and each other Obligor hereby expressly authorizes each

Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

          (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, any Material Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, the Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

          SECTION 8.1.10. Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, fail to be effective or fail to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor shall directly contest in any manner the validity, binding nature or enforceability of any material provision of any Loan Document; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, fail to be a perfected first priority Lien.

          SECTION 8.1.11. Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent and the Lenders in writing,

          (a) the payment postponement and subordination provisions relating to any Subordinated Debt (its “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent and the Lenders in accordance with the terms thereof,

(b) the monetary Obligations shall fail to constitute “Senior Indebtedness” (or analogous term) referring to the Obligations, or

          (c) the Borrower or any Subsidiaries shall, directly or indirectly, disavow or contest in any manner (x) the effectiveness, validity or enforceability of any Subordination Provision, (y) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (z) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

          SECTION 8.1.12. Abandonment of Greens Creek Mine or Lucky Friday Mine. Operation of the principal operating properties of the Greens Creek Mine or the Lucky Friday Mine shall be abandoned or terminated.

          SECTION 8.1.13. Regulatory Action. Any Governmental Authority shall take any action with respect to any mine owned or operated by Borrower or its Subsidiaries, the operation thereof or the sale of the production therefrom (including any action that would cause any license, permit, consent or other Mining Right to cease to be in full force and effect or to be held to be illegal or invalid and including any action (including the commencement of an action or proceeding) that results or may result in the revocation, termination or substantial and adverse modification of any such license, permit, consent or other Mining Right) which could reasonably be expected to have a Material Adverse Effect, unless such action is set aside, dismissed or withdrawn within 60 days of its institution or such action is being contested in good faith and its effect is stayed during such contest.

          SECTION 8.1.14. Material Adverse Change. The occurrence of a Material Adverse Change.

          SECTION 8.1.15. Greens Creek. The Greens Creek Manager shall be a Person other than a member of the Greens Creek Group or the Greens Creek Joint Venture Agreement shall fail to be effective or fail to be the legally valid, binding and enforceable obligation of the Greens Creek Participants.

          SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

          SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section and Section 8.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit any Lender from exercising setoff rights in accordance with Section 4.9.

ARTICLE IX
THE ADMINISTRATIVE AGENT

          SECTION 9.1. Appointments; Actions. Each Lender hereby appoints Scotiabank as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of Applicable Law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents). Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which the Administrative Agent is not reimbursed by the Borrower; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

          SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at an interest rate equal to (x) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (y) in the case of a Lender, at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.

          SECTION 9.3. Exculpation. Neither the Administrative Agent or any of its directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by either Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

          SECTION 9.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, or shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Sections 10.3 and 10.4 shall continue to inure to its benefit.

          SECTION 9.5. Loans by Scotiabank. Scotiabank shall have the same rights and powers with respect to (x) the Credit Extensions made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent hereunder. The Administrative Agent and each of its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if the Administrative Agent was not the Administrative Agent.

          SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

          SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.

          SECTION 9.8. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, electronic mail, Internet and intranet websites) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Lender Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Lender Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Lender Hedging Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

          SECTION 9.9. Defaults. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.

          SECTION 9.10. Appointment of Supplemental Agents, Sub-Agents; etc.

          (a) In the event the Administrative Agent reasonably deems it necessary to comply with Applicable Law or, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), desirable, it may, in respect of the collateral securing the Obligations, appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”). Such Supplemental Agent or Supplemental Agents shall have, in respect of the collateral securing the Obligations, each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such collateral, to the extent necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such collateral and to perform such duties with respect to such collateral.

          (b) Without limiting the provisions of the foregoing clause (a), the Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees and agents.

          (c) Should any instrument in writing from any Obligor be required by any Supplemental Agent or sub-agent so appointed by the Administrative Agent to more fully and certainly vest in and confirm to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Obligor to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent or sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent or sub-agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent or sub-agent. The provisions of Sections 9.1, 9.3 and 10.4 that refer to the Administrative Agent shall inure to the benefit of each Supplemental Agent and each sub-agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or each Supplemental Agent and/or sub-agent, as the context may require.

ARTICLE X
MISCELLANEOUS PROVISIONS

          SECTION 10.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Obligor or Obligors party to such Loan Document and the Required Lenders; provided that, no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section without the consent of all Lenders;

          (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments or extend the final Stated Maturity Date for any Lender’s Loans, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

          (c) reduce the principal amount of or reduce the rate of interest on any Lender’s Loans, reduce any fees described in Article III payable to any Lender, waive payment Defaults or extend the scheduled date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);

          (d) change (either positive or negative) the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

          (e) except as otherwise expressly provided in a Loan Document, release (i) the any Obligor from its Obligations under the Loan Documents to which such Obligor is a party or (ii) any collateral (unless in connection with a Disposition permitted under Section 7.2.10) under the Loan Documents, in each case without the consent of all Lenders; or

(f) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent).

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Further, notwithstanding anything to the contrary contained in Section 10.1, if within sixty days following the effective date of any Loan Document, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

          SECTION 10.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted,

if to the Borrower, the Administrative Agent or a Lender, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used by the Administrative Agent and the Lenders to distribute communications to one another, including consent and waiver approvals, financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

          SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Administrative Agent and the Lead Arranger (including the reasonable fees and out-of-pocket expenses of Mayer Brown LLP, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with

          (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby or thereby are consummated; and

          (b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document;

(c) the conduct of due diligence and related matters conducted in connection with the Loan Documents and the syndication of the Loans; and

(d) the preparation and review of the form of any document or instrument or any information relevant to any Loan Document.

          The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes or notarial fees which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse the Administrative Agent and the Lenders upon demand for all out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel to the Administrative Agent and the Lenders) incurred by the Administrative Agent in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

          SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, partners, trustees, members, shareholders, directors, employees, agents and Affiliates (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, claims, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;

          (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit Extension, provided that any such action is resolved in favor of such Indemnified Party);

          (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

          (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

          (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

          (f) each Lender’s Environmental Liability (the indemnification in this clause (f) shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party primarily by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar Applicable Law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor relative to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. To the extent permitted by Applicable Law, no party to this Agreement shall not assert, and hereby waives, any claim against any other party to this Agreement on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, the Credit Extension or the use of the proceeds thereof.

          SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

          SECTION 10.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 10.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

          SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.

          SECTION 10.9. Governing Law; Entire Agreement. EACH LOAN DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE

SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Loan Documents and the commitment letter, dated as of February 6, 2008, between the Borrower and the Bank of Nova Scotia constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

          SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, the Borrower may not assign or transfer its rights or obligations hereunder (other than pursuant to Section 7.2.15) without the consent of all Lenders.

          SECTION 10.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with the terms set forth below.

          (a) Subject to clause (b), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of Loans at the time owing to it); provided that:

          (i) except in the case of (A) an assignment of the entire remaining amount of the Loans owing to the assigning Lender or (B) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower, otherwise consent (in each case, such consent not to be unreasonably withheld or delayed);

(ii) except in the case of an assignment of the entire remaining amount of the Loans owing to the assigning Lender, no Lender shall retain less than $10,000,000 following any assignment;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned; and

          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 and if the Eligible Assignee is not already Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.

          (b) Any assignment proposed pursuant to clause (a) to any Eligible Assignee (other than a Lender, an Affiliate of a Lender or an Approved Fund, or, if such assignment is made during the Primary Syndication, any other Eligible Assignee) shall be subject to the prior written approval of (i) the Administrative Agent (not to be unreasonably withheld) and (ii) except in the case of an assignment to a Lender or an

Affiliate of a Lender, so long as no Default has occurred and is continuing on the date such assignment is to become effective, the Borrower (such consent not to be unreasonably withheld or delayed). If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

          (c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall (if not already a Lender) be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender thereunder shall (subject to Section 10.5) be released from its obligations under the Loan Documents, to the extent of the interest assigned by such Lender Assignment Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto, but shall (as to matters arising prior to the effectiveness of the Lender Assignment Agreement) continue to be entitled to the benefits of any provisions of the Loan Documents which by their terms survive the termination of this Agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the terms of this Section shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e).

          (d) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (a) of Section 2.6. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior notice to the Administrative Agent.

          (e) Any Lender may, without the consent of, or notice to, any Person, sell participations to one or more Persons (other than individuals) (a “Participant”) in all or a portion of such Lender’s rights or obligations under the Loan Documents (including all or a portion of the Loans owing to it); provided that, (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) no Participant nor any Lender transferring a participation shall hold Loans of less than $10,000,000 (free and clear of participations) after any such participation is completed and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participating interest in any Loans or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this clause (e), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interest. Any agreement or instrument pursuant to which a Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the rights and remedies of a Lender under the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, take any action of the type described in clauses (a) through (d) or clause (f) of Section 10.1 with respect to Obligations participated in by that Participant. Subject to clause (f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, but only if such Participant agrees to be subject to Section 4.8 as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 4.3, 4.4, 4.5, 4.6, 10.3 or 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Secured Party if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with the requirements set forth in Section 4.6 as though it were a Lender. Any Lender that sells a participating interest in any Loans or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, the applicable form or forms described in clause (e) of Section 4.6 entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (h) In the event that S&P, Moody’s or Fitch shall, after the date that any Person becomes a Lender (other than a Lender party to this Agreement as of the Effective Date), downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB, Baa2 or BBB respectively, or the equivalent, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee or a financial institution (a “Replacement Lender”) acceptable to the Borrower and the Administrative Agent (such consents not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender), and upon any such downgrading of any Lender’s long-term certificate of deposit rating, such Lender hereby agrees to transfer and assign (in accordance with this Section) all of its rights and obligations under the Loan Documents to such Replacement Lender; provided that, (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrower), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 10.12. Replacement of Lenders under Certain Circumstances. If at any time

(a) the Borrower becomes obligated to pay additional amounts described in Section 4.3, 4.5 or 4.6 as a result of any condition described in such Sections or any Lender ceases to make LIBO Rate Loans,

(b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers,

(c) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 10.12) or

(d) any Lender becomes a “Non-Funding Lender” (as defined below in this Section 10.12),

then, the Borrower may, on ten Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.11 all of its rights and obligations under this Agreement to a Replacement Lender selected by the Borrower and consented to (unless the selected Replacement Lender is also an existing Lender) by the Administrative Agent (such consent not to be unreasonably withheld or delayed for a purchase price equal to the outstanding principal amount of such Lender’s Commitments and all accrued interest and fees and other amounts payable hereunder; provided, however, that (x) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person, (y) in no event shall the Lender hereby replaced be required to pay or surrender to such Replacement Lender or other Person any of the fees received by such Lender hereby replaced pursuant to this Agreement and (z) in the case of a replacement of a Lender to which the Borrower becomes obligated to pay additional amounts to such Lender prior to such Lender being replaced, the payment of such additional amounts shall be a condition to the replacement of such Lender. Each Lender agrees that if it is replaced pursuant to this Section, it shall execute and deliver to the Administrative Agent a Lender Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Lender Assignment Agreement; provided, however, the failure of any Lender replaced pursuant to this Section to execute a Lender Assignment Agreement shall not render such sale and purchase (and the corresponding assignment) invalid. In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure from, modification of or waive of any provisions of the Load Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of Lenders (or the Lenders directly affected thereby) in accordance with the terms of Section 10.1 and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”. If any Lender has failed to make an advance required to be made by it hereunder or (y) has given notice to the Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any advance, such Lender will be deemed a “Non-Funding Lender”. The Borrower’s right to replace a Non-Funding Lender pursuant to this Section is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Non-Funding Lender under Applicable Law.

          SECTION 10.13. Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person; PROVIDED, HOWEVER, TO THE EXTENT THAT THERE IS ANY CONFLICT OR INCONSISTENCY BETWEEN ANY PROVISION HEREOF, ON THE ONE HAND, AND ANY PROVISION OF ANY OTHER AGREEMENT BETWEEN ANY LENDER AND THE BORROWER OR ANY OTHER OBLIGOR, ON THE OTHER HAND, THIS AGREEMENT SHALL CONTROL.

          SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN

DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

          SECTION 10.15. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

          SECTION 10.16. Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists.

          SECTION 10.17. Counsel Representation. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING THE BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS

AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY THE BORROWER.

          SECTION 10.18. PATRIOT Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organization documents or other identifying documents.

          SECTION 10.19. Effect of Amendment and Restatement of the Existing Credit Agreement. On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect immediately prior to the Effective Date and which remain outstanding and (b) the “Obligations” (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

HECLA MINING COMPANY

By:	/s/ Lewis E. Walde

Name: Lewis E. Walde
Title: Vice President & CFO

THE BANK OF NOVA SCOTIA,
as the Administrative Agent

By:	/s/ Robert Boomhour

Name: Robert Boomhour
Title: Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ David Konarek

Name: David Konarek
Title: Managing Director

By:	/s/ Ray Clarke

Name: Ray Clarke
Title: Managing Director

EXHIBIT A-1

FORM OF TERM I NOTE

$____________	____________ ___, 20___

          FOR VALUE RECEIVED, HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), without setoff or counterclaim promises to pay to the order of [NAME OF LENDER] (the “Lender”) on the Stated Maturity Date the principal sum of ___________________________ DOLLARS ($___________) or, if less, the aggregate unpaid principal amount of all Loans made (or continued) by the Lender pursuant to Section 2.1(a) of that certain Amended and Restated Credit Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto (including the Lender), The Bank of Nova Scotia, as the Administrative Agent for the Lenders and Scotia Capital, as the Lead Arranger. Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

          The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

          Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

          The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal amount of the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be presumptively accurate absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

          This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.

          All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

          THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

HECLA MINING COMPANY

By:

Name:
Title:

Term I Note

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT A-2

FORM OF TERM II NOTE

$____________	____________ ___, 20___

          FOR VALUE RECEIVED, HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), without setoff or counterclaim promises to pay to the order of [NAME OF LENDER] (the “Lender”) on the Stated Maturity Date the principal sum of up to ___________________________ DOLLARS ($___________) or, if less, the aggregate unpaid principal amount of all Loans made (or continued) by the Lender pursuant to Section 2.1(b) of that certain Amended and Restated Credit Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time parties thereto (including the Lender), The Bank of Nova Scotia, as the Administrative Agent for the Lenders and Scotia Capital, as the Lead Arranger. Terms used in this Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

          The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

          Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

          The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal amount of the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be presumptively accurate absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

          This Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable.

          All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

          THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

HECLA MINING COMPANY

By:

Name:
Title:

Term II Note

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

          This SUBSIDIARY GUARANTY (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), dated as of _____________, 200_, is made by each U.S. Subsidiary of HECLA MINING COMPANY, a Delaware corporation (the “Borrower”) party hereto (each individually a “Guarantor” and collectively, the “Guarantors”) in favor of THE BANK OF NOVA SCOTIA, as administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties (capitalized terms used herein have the meanings set forth in or incorporated by reference in Article I).

W I T N E S S E T H:

          WHEREAS, pursuant to an Amended and Restated Credit Agreement, dated as of April [_], 2008 (as amended, supplemented, amended and restated, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent and Scotia Capital, as the Lead Arranger, the Lenders have extended Commitments to make Credit Extensions to the Borrower; and

          WHEREAS, as a condition precedent to the making of the Credit Extensions under the Credit Agreement, each Guarantor is required to execute and deliver this Guaranty.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in order to induce the Lenders to make Credit Extensions to the Borrower, and to induce Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, each Guarantor jointly and severally agrees, for the benefit of each Secured Party, as follows:

ARTICLE XI
DEFINITIONS

          SECTION 11.1.Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          “Administrative Agent” is defined in the preamble.

          “Borrower” is defined in the preamble.

          “Credit Agreement” is defined in the first recital.

          “Guarantor” and “Guarantors” are defined in the preamble.

          “Guaranty” is defined in the preamble.

          “Loan Documents” means the Loan Documents, as defined in the Credit Agreement, together with (except for purposes of Article V) the following: Lender Hedging Agreements and each other agreement which evidences an Obligation or under which an Obligation arises.

          SECTION 11.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE XII
GUARANTY PROVISIONS

          SECTION 12.1. Guaranty. Each Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably:

          SECTION 12.1.1. guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each Obligor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the occurrence of any Default set forth in Section 8.1.9 of the Credit Agreement, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, expenses (including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)); and

          SECTION 12.1.2. indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by such Secured Party in enforcing any rights under this Guaranty; provided, however, that each Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. This Guaranty constitutes a guaranty of payment when due and not of collection, and each Guarantor specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Guarantor hereunder.

          SECTION 12.2. Reinstatement, etc. Each Guarantor hereby jointly and severally agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured Party, including upon the occurrence of any Default set forth in Section 8.1.9 of the Credit Agreement or otherwise, all as though such payment had not been made.

          SECTION 12.3. Guaranty Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date has occurred. Each Guarantor jointly and severally guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of each Guarantor under this Guaranty shall be joint and several, absolute, unconditional and irrevocable irrespective of:

          SECTION 12.3.1. any lack of validity, legality or enforceability of any Loan Document;

          SECTION 12.3.2. the failure of any Secured Party

          (a) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or

          (b) to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations;

          SECTION 12.3.3. any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

          SECTION 12.3.4. any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

          SECTION 12.3.5. any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document;

          SECTION 12.3.6. any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations; or

          SECTION 12.3.7. any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

          SECTION 12.4. Setoff. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party, without the requirement that any notice be given to such Guarantor (such notice being expressly waived by each Guarantor), upon the occurrence and during the continuance of any Default described in Section 8.1.9 of the Credit Agreement or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, to set-off and appropriate and apply to the payment of the Obligations (whether or not then due, and whether or not any Secured Party has made any demand for payment of the Obligations), any and all balances, credits, deposits, accounts or moneys of such Guarantor then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 of the Credit Agreement. Each Secured Party agrees to notify the applicable Guarantor and the Administrative Agent after any such setoff and application made by such Secured Party;

provided further, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

          SECTION 12.5. Waiver, etc. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

          SECTION 12.6. Postponement of Subrogation, etc. Each Guarantor agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made under any Loan Document or otherwise, until following the Termination Date. Any amount paid to any Guarantor on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Secured Parties in the exact form received by such Guarantor (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 2.7; provided, however, that if any Guarantor has made payment to the Secured Parties of all or any part of the Obligations and the Termination Date has occurred, then at such Guarantor’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of such Guarantor, execute and deliver to such Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, each Guarantor shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Secured Party.

          SECTION 12.7. Payments; Application. Each Guarantor hereby agrees with each Secured Party that:

          SECTION 12.7.1. all payments made by such Guarantor hereunder will be made in Dollars to the Administrative Agent, without set-off, counterclaim or other defense and in accordance with Sections 4.6 and 4.7 of the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of Sections 4.6 and 4.7 of the Credit Agreement in respect of all payments made by it hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Guaranty by this reference as if set forth herein; provided, that references to the “Borrower” in such Sections shall be deemed to be references to each Guarantor, and references to “this Agreement” in such Sections shall be deemed to be references to this Guaranty; and

          SECTION 12.7.2. all payments made hereunder shall be applied upon receipt as set forth in Section 4.7 of the Credit Agreement.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

          In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder and to induce the Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, each Guarantor represents and warrants to each Secured Party as set forth below.

          SECTION 13.1. Credit Agreement Representations and Warranties. The representations and warranties contained in Article VI of the Credit Agreement (as of the dates required to be made under the Credit Agreement), insofar as the representations and warranties contained therein are applicable to such Guarantor and its properties (and, following the Transfer Date, the Greens Creek Joint Venture and its properties), are true and correct in all material respects, each such representation and warranty set forth in such Article (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.

          SECTION 13.2. Financial Condition, etc. Each Guarantor has knowledge of each other Obligor’s financial condition and affairs and that it has adequate means to obtain from each such Obligor on an ongoing basis information relating thereto and to such Obligor’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that the Secured Parties shall have no obligation to investigate the financial condition or affairs of any Obligor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition or affairs of any other Obligor that might become known to any Secured Party at any time, whether or not such Secured Party knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) materially increase the risk of such Guarantor as guarantor, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Obligations.

          SECTION 13.3. Best Interests. It is in the best interests of each Guarantor to execute this Guaranty in as much as such Guarantor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement and the execution and delivery of Lender Hedging Agreements and other Loan Documents between the Borrower and certain Secured Parties, and each Guarantor agrees that the Secured Parties are relying on this representation in agreeing to make Credit Extensions to the Borrower.

ARTICLE XIV
COVENANTS, ETC.

          Each Guarantor covenants and agrees that, at all times prior to the Termination Date, it will perform, comply with and be bound by all of the agreements, covenants and obligations contained in the Credit Agreement (including Article VII and Section 8.1.9 of the Credit Agreement) which are applicable to such Guarantor and the Greens Creek Joint Venture, or their respective properties, each such agreement, covenant and obligation contained in the Credit Agreement and all other terms of the Credit Agreement to which reference is made in this Article, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Article.

ARTICLE XV
MISCELLANEOUS PROVISIONS

          SECTION 15.1. Loan Document. This Guaranty is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

          SECTION 15.2. Binding on Successors, Transferees and Assigns; Assignment. This Guaranty shall remain in full force and effect until the Termination Date has occurred, shall be jointly and severally binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided, however, that no Guarantor may (unless otherwise permitted under the terms of the Credit Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

          SECTION 15.3. Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor from its obligations under this Guaranty, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 15.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party (in the case of any Guarantor, in care of the Borrower) specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any such notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

          SECTION 15.5. Additional Subsidiary Guarantors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Guarantor” hereunder with the same force and effect as if it were originally a party to this

Guaranty and named as a “Guarantor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Guarantor hereunder, and the rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

          SECTION 15.6. Release of Guarantors. Upon the occurrence of the Termination Date, this Guaranty and all obligations of each Guarantor hereunder shall terminate, without delivery of any instrument or performance of any act by any party. A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Borrower and any of its Subsidiaries.

          SECTION 15.7. No Waiver; Remedies. In addition to, and not in limitation of, Sections 2.3 and 2.5, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 15.8. Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

          SECTION 15.9. Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

          SECTION 15.10. Governing Law. THIS GUARANTY WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          SECTION 15.11. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE SECURED PARTIES OR EACH GUARANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR

WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED FOR THE BORROWER IN SECTION 10.2 OF THE CREDIT AGREEMENT. EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

          SECTION 15.12. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH OTHER SECURED PARTY) AND EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH SECURED PARTY OR EACH GUARANTOR IN CONNECTION THEREWITH. EACH GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY ENTERING INTO THE LOAN DOCUMENTS.

          SECTION 15.13. Counterparts. This Guaranty may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile shall be effective as delivery of an original executed counterpart of this Guaranty.

          IN WITNESS WHEREOF, the Guarantors has caused this Guaranty to be duly executed and delivered by its Authorized Officer as of the date first above written.

HECLA ALASKA LLC

By:	Hecla Limited,
its Managing Member

By:

Name:
Title:

HECLA LIMITED

By:

Name:
Title:

HECLA ADMIRALTY COMPANY

By:

Name:
Title:

Subsidiary Guaranty

ACCEPTED AND AGREED FOR ITSELF
AND ON BEHALF OF THE SECURED PARTIES:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:

Name:
Title:

Subsidiary Guaranty

ANNEX I to
the Subsidiary Guaranty

          THIS SUPPLEMENT, dated as of [DATE] (this “Supplement”), is to the Subsidiary Guaranty, dated as of April [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”), among the Guarantors (such capitalized term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Guaranty) from time to time party thereto, in favor of the Administrative Agent for each of the Secured Parties.

W I T N E S S E T H:

          WHEREAS, pursuant to the provisions of Section 5.5 of the Guaranty, the undersigned is becoming a Guarantor under the Guaranty; and

          WHEREAS, the undersigned Guarantor desires to become a “Guarantor” under the Guaranty in order to induce the Secured Parties to continue to extend Credit Extensions under the Credit Agreement;

          NOW, THEREFORE, in consideration of the premises, and for other consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned agrees, for the benefit of each Secured Party, as follows.

          SECTION 1. Party to Guaranty, etc. In accordance with the terms of the Guaranty, by its signature below, the undersigned hereby irrevocably agrees to become a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto and the undersigned hereby (a) jointly and severally with the other Guarantors, unconditionally and irrevocably guarantees the prompt and complete payment and performance when due (whether at the stated maturity by acceleration or otherwise) of all Obligations of each Obligor as more fully set forth in the Guaranty, (b) agrees to be bound by and comply with all of the terms and provisions of the Guaranty applicable to it as a Guarantor and (c) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct as of the date hereof (except to the extent such representation or warranty applies to an earlier date). In furtherance of the foregoing, each reference to a “Guarantor” and/or “Guarantors” in the Guaranty shall be deemed to include the undersigned.

          SECTION 2. Representations. The undersigned Guarantor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Guaranty constitute the legal, valid and binding obligation of the undersigned Guarantor, enforceable against it in accordance with its terms.

          SECTION 3. Full Force of Guaranty. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

          SECTION 4. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Guaranty.

          SECTION 5. Governing Law. THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          SECTION 6. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Guaranty.

          IN WITNESS WHEREOF, the undersigned Guarantor has caused this Supplement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]
By:
Title:

ACCEPTED BY:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Title:

EXHIBIT G

FORM OF AMENDED AND RESTATED PLEDGE AGREEMENT

          This AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of ____________, 200_ (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Pledge Agreement”), is made by HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), and each Subsidiary (terms used in the preamble and the recitals have the definitions set forth in or incorporated by reference in Article I) from time to time a party to this Pledge Agreement (each individually a “Pledgor” and collectively, the “Pledgors”), in favor of THE BANK OF NOVA SCOTIA, as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties. This Pledge Agreement amends and restates in its entirety the Borrower Pledge Agreement, dated September 12, 2005, between the Borrower and the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, and continues the security interest granted thereunder to the extent set forth herein.

W I T N E S S E T H:

          WHEREAS, pursuant to an Amended and Restated Credit Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time party thereto, the Administrative Agent and Scotia Capital, as the Lead Arranger, the Lenders have extended Commitments to make Credit Extensions to the Borrower; and

          WHEREAS, as a condition precedent to the making of the Credit Extensions under the Credit Agreement, each Pledgor is required to execute and deliver this Pledge Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions to the Borrower, and to induce Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, each Pledgor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I
DEFINITIONS

          SECTION 1.1. Certain Terms. The following terms (whether or not underscored), when used in this Pledge Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          “Administrative Agent” is defined in the preamble.

          “Borrower” is defined in the preamble.

          “Collateral” is defined in Section 2.1.

          “Collateral Account” is defined in clause (a) of Section 4.2.

          “Credit Agreement” is defined in the first recital.

          “Distributions” means, with respect to each Subsidiary the Capital Securities of which are pledged hereunder, all distributions or other payments, whether in cash, securities or property, by such Subsidiary to each Pledgor.

          “Loan Documents” means the Loan Documents, as defined in the Credit Agreement, together with (except for purposes of Article V) the following: Lender Hedging Agreements and each other agreement which evidences an Obligation or under which an Obligation arises.

          “Permitted Liens” means all Liens permitted by clause (a), clause (h) or clause (j) of Section 7.2.3 of the Credit Agreement.

          “Pledge Agreement” is defined in the preamble.

          “Pledgor” and “Pledgors” are defined in the preamble.

          “Specified Default” means the occurrence and continuance of (a) an Event of Default or (b) a Default under clauses (a) through (d) of Section 8.1.9 of the Credit Agreement.

          SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Pledge Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

          SECTION 1.3. UCC Definitions. When used herein the terms Account, Certificated Securities, Chattel Paper, Document, General Intangibles, Instrument, Investment Property, Payment Intangibles, Proceeds, Promissory Notes and Securities Accounts have the meaning provided in Article 8 or Article 9, as applicable, of the UCC.

ARTICLE II
SECURITY INTEREST

          SECTION 2.1. Grant of Security Interest. Each Pledgor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of such Pledgor’s following property, whether now or hereafter existing, owned or acquired by such Pledgor, and wherever located, (collectively, the “Collateral”):

(a) Investment Property consisting of the Capital Securities of each Material Subsidiary of such Pledgor;

          (b) all Accounts, Chattel Paper, Documents, Instruments, Promissory Notes and Payment Intangibles of each Pledgor, now existing or hereafter arising, from loans, advances or other extensions of credit made by each Pledgor from time to time to, or for the account of, each other Obligor;

          (c) all Accounts, Chattel Paper, Documents, Instruments, Promissory Notes and Payment Intangibles of the Borrower, now existing or hereafter arising, from Hedging Agreements entered into by the Borrower from time to time;

          (d) all of the right, title and interest of the Borrower and Hecla Admiralty in the Acquisition Agreement and the Kennecott Guaranty (as defined in the Acquisition Agreement) provided by Kennecott Holdings Corporation in favor of the Borrower pursuant to the Acquisition Agreement; and

(e) all Proceeds of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof).

Notwithstanding the foregoing, the term “Collateral” shall not include:

          (i) any General Intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, or (B) give any other party to such contract, instrument, license or other document a valid and enforceable right to terminate its obligations thereunder;

          (ii) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset; or

          (iii) Investment Property consisting of Capital Securities of a Foreign Subsidiary of such Pledgor (A) in excess of 65% of the Voting Securities of each such Foreign Subsidiary, except that such 65% limitation shall not apply to a Foreign Subsidiary that (x) is treated as a partnership under the Code or (y) is not treated as an entity that is separate from (A) such Pledgor; (B) any Person that is treated as a partnership under the Code or (C) any “United States person” (as defined in Section 7701(a)(30) of the Code) or (B) to the extent excluded from Section 7.1.8 of the Credit Agreements (it begin agreed that the term “Collateral” shall include such Investment Property from and after the date such exclusion no longer applies to such Investment Property).

          SECTION 2.2. Security for Obligations. This Pledge Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Pledgors secure the payment and performance of all of the Obligations.

          SECTION 2.3. Pledgors Remain Liable. Anything herein to the contrary notwithstanding:

(a) the Pledgors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of their duties and obligations under such contracts and agreements to the same extent as if this Pledge Agreement had not been executed;

          (b) the exercise by the Administrative Agent of any of its rights hereunder will not release any Pledgor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

          (c) no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Pledge Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 2.4. Distributions. Upon the occurrence and continuance of a Specified Default, no Distribution may be paid directly to any Pledgor.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

          In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder and to induce the Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, the Pledgors represent and warrant to each Secured Party as set forth below.

          SECTION 3.1. As to Capital Securities of the Subsidiaries.

(a) With respect to any direct Material Subsidiary of any Pledgor that is

          (i) a corporation, business trust, joint stock company or similar Person, all Capital Securities issued by such Subsidiary is duly authorized and validly issued, fully paid and non assessable, and represented by a certificate; and

          (ii) a partnership or limited liability company, no Capital Securities issued by such Subsidiary (A) is dealt in or traded on securities exchanges or in securities markets, (B) expressly provides that such Capital Securities is a security governed by Article 8 of the UCC or (C) is held in a Securities Account, except, with respect to this clause (a)(ii), Capital Securities (x) for which the Administrative Agent is the registered owner or (y) with respect to which the issuer has agreed in an authenticated record with such Pledgor and the Administrative Agent to comply with any instructions of the Administrative Agent without consent of such Pledgor.

          (b) Each Pledgor has delivered all Certificated Securities constituting Collateral held by such Pledgor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

          (c) With respect to Uncertificated Securities constituting Collateral (other than Uncertificated Securities credited to a Securities Account) owned by any Pledgor, such Pledgor has caused the issuer thereof either to (i) register the Administrative Agent as the registered owner of such security or (ii) agree in an authenticated record with such Pledgor and the Administrative Agent that such issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Pledgor.

(d) The percentage of the issued and outstanding Capital Securities pledged by each Pledgor hereunder is as set forth on Schedule I.

          SECTION 3.2. Pledgor Name, Location, etc.

(a) The jurisdiction in which each Pledgor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule II.

          (b) Each location a secured party would have filed a UCC financing statement in the five years prior to the date hereof to perfect a security interest in any assets owned by such Pledgor is set forth in Item B of Schedule II.

(c) The Pledgors do not have any trade names other than those set forth in Item C of Schedule II hereto.

          (d) During the four months preceding the date hereof, no Pledgor has been known by any legal name different from the one set forth on the signature page hereto, nor has any Pledgor been the subject of any merger or other corporate reorganization, except as set forth in Item D of Schedule II hereto.

          (e) Each Pledgor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, such Pledgor has not had a federal taxpayer identification number different from that) set forth in Item E of Schedule II hereto.

(f) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of each Pledgor.

          SECTION 3.3. Ownership, No Liens, etc. Each Pledgor has rights in or the power to transfer the Collateral, and owns its Collateral free and clear of any Lien, except for Permitted Liens (as defined in the Credit Agreement). No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Pledge Agreement.

          SECTION 3.4. Validity, etc.

(a) This Pledge Agreement creates a valid security interest in the Collateral securing the payment of the Obligations.

(b) Each Pledgor has filed or caused to be filed all UCC-1 financing statements in the filing offices set forth in Item A of Schedule II (collectively, the “Filing

Statements”) (or has authenticated and delivered to the Administrative Agent the Filing Statements suitable for filing in such offices) and has taken all other actions necessary for the Administrative Agent to obtain control of the Investment Property pledged hereunder as provided in Section 9-106 of the UCC.

          (c) Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this Pledge Agreement shall constitute a perfected security interest in the Collateral in favor of the Administrative Agent on behalf of the Secured Parties, prior to all other Liens (except for Permitted Liens).

          SECTION 3.5. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required:

(a) for the grant by the Pledgors of the security interest granted hereby or for the execution, delivery and performance of this Pledge Agreement by the Pledgors;

          (b) for (i) the perfection or maintenance of the security interests hereunder including the first priority nature of such security interests (except with respect to the filing of the Filing Statements in accordance with Section 3.4(b) and continuation statements with respect to the Filing Statements under Section 9-515(d) of the relevant UCC); or

          (c) for the exercise by the Administrative Agent of the rights and remedies provided for in this Pledge Agreement, except with respect to any securities issued by the Subsidiary Guarantor, actions that may be required in connection with a disposition of such securities by laws affecting the offering and sale of securities generally.

          SECTION 3.6. Best Interests. It is in the best interests of each Pledgor (other than the Borrower) to execute this Pledge Agreement inasmuch as such Pledgor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement and the execution and delivery of Lender Hedging Agreements and other Loan Documents between the Borrower and certain Secured Parties, and each Pledgor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans pursuant to the Credit Agreement to the Borrower.

ARTICLE IV
COVENANTS

          Each Pledgor covenants and agrees that, until the Termination Date, such Pledgor will perform, comply with and be bound by the obligations set forth below.

          SECTION 4.1. As to Investment Property, etc.

          SECTION 4.1.1 Capital Securities of the Subsidiary Guarantor. No Pledgor will allow any of its Material Subsidiaries:

(a) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities;

          (b) that is a partnership or limited liability company, to (i) issue Capital Securities that are to be dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide in its Organic Documents that its Capital Securities are securities governed by Article 8 of the UCC, or (iii) place such Subsidiary’s Capital Securities in a Securities Account, except, with respect to this clause (b), Capital Securities (x) for which the Administrative Agent is the registered owner or (y) with respect to which the issuer has agreed in an authenticated record with such Pledgor and the Administrative Agent to comply with any instructions of the Administrative Agent without consent of such Pledgor; and

          (c) to issue Capital Securities in addition to or in substitution for the Capital Securities pledged hereunder, except to such Pledgor (and such Capital Securities are immediately pledged and delivered to the Administrative Agent pursuant to the terms of this Pledge Agreement).

SECTION 4.1.2. Certificated and Uncertificated Securities.

          (a) Such Pledgor will deliver all Certificated Securities that constitute Collateral owned or held by such Pledgor to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

          (b) Such Pledgor will cause the issuer of any and all Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Collateral owned or held by such Pledgor, to either (i) register the Administrative Agent as the registered owner thereof on the books and records of the issuer or (ii) execute a control agreement relating to such Investment Property pursuant to which the issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Pledgor.

          SECTION 4.1.2. Continuous Pledge. Each Pledgor will (subject to the terms of Section 2.4 hereof) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis, all Collateral consisting of Investment Property, all Distributions with respect thereto, all Payment Intangibles to the extent they are evidenced by a Document, Instrument, Promissory Note or Chattel Paper, all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to such Pledgor in respect of any of the foregoing Collateral. Each Pledgor agrees that it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of Collateral consisting of negotiable Documents, Instruments, Promissory Notes and Chattel Paper that it acquires following the Effective Date.

SECTION 4.2. Collateral; Distributions; Voting Rights, etc.

          (a) Each Pledgor agrees promptly upon receipt of notice of the occurrence and continuance of a Specified Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Specified Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Collateral (including Proceeds to be distributed to (or payable to) such Pledgor) and all Distributions, in each case thereafter received by such Pledgor, all of which shall be held by the Administrative Agent as additional Collateral. All such Collateral and Distributions that may at any time and from time to time be held by such Pledgor, but which such Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Pledgor separate and apart from, and not commingled with, its other property in trust for the Administrative Agent. The Administrative Agent shall deposit Proceeds of Collateral in a Deposit Account of each Pledgor maintained with the Administrative Agent (the “Collateral Account”); provided that the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations which are due and payable. With respect to any Collateral Account, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

          (b) The Administrative Agent agrees that unless a Specified Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (a) of this Section, each Pledgor will have the exclusive voting power with respect to Capital Securities constituting Collateral and the Administrative Agent will, upon the written request of such Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Pledgor which are necessary to allow such Pledgor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by any Pledgor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.

          SECTION 4.3. Change of Name, etc. No Pledgor will change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice to the Administrative Agent.

SECTION 4.4. As to Collateral Generally.

          (a) Subject to clause (b) below, each Pledgor will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence of a Specified Default or, in the absence of such request, as such Pledgor may deem advisable.

          (b) At any time following the occurrence and during the continuance of a Specified Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of each Pledgor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

          (c) Upon request of the Administrative Agent following the occurrence and during the continuance of a Specified Default, each Pledgor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

          (d) At any time following the occurrence and during the continuation of a Specified Default, the Administrative Agent may endorse, in the name of such Pledgor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

          (e) The Borrower shall not be party to any Hedging Agreement unless such Hedging Agreement expressly permits that such Hedging Agreement and the rights thereunder can be assigned to the Secured Parties.

SECTION 4.5. Transfers. No Pledgor shall sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except as provided in the Credit Agreement.

          SECTION 4.6. Further Assurances, etc. Each Pledgor agrees that from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Pledgor will

          (a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Specified Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent; if any Collateral shall be evidenced by an Instrument, negotiable Document, Promissory Note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, Promissory Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

          (b) file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

          (c) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis, at the request of the Administrative Agent, all Investment Property constituting Collateral, all Distributions with respect thereto, all interest and principal with respect to Collateral evidenced by a Promissory Note, and all Proceeds and rights from time to time received by or distributable to the applicable Pledgor in respect of any of the foregoing Collateral, and all Proceeds and rights from time to time received by or distributable to such Pledgor in respect of any of the foregoing Collateral;

          (d) do all things requested by the Administrative Agent in accordance with this Pledge Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property;

          (e) not take or omit to take any action the taking or the omission of which would result in any material impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4; and

          (f) not create any tangible Chattel Paper with respect to the Collateral without placing a legend on such tangible Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper.

With respect to the foregoing and the grant of the security interest hereunder, each Pledgor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. Each Pledgor agrees that a carbon, photographic or other reproduction of this Pledge Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law.

ARTICLE V
THE ADMINISTRATIVE AGENT

          SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of a Specified Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse and collect any drafts or other writings in connection with clause (a) above;

          (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral; and

(d) to perform the affirmative obligations of such Pledgor hereunder.

Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

          SECTION 5.2. Administrative Agent May Perform. If any Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Pledgor pursuant to Section 10.3 of the Credit Agreement.

          SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for:

          (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters; or

(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as each Pledgor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Specified Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI
REMEDIES

          SECTION 6.1. Certain Remedies. If any Specified Default shall have occurred and be continuing:

          (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) take possession of any Collateral not already in its possession without demand and without legal process;

          (ii) require each Pledgor to, and each Pledgor hereby agrees that it will, at its expense and upon written request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties;

(iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process; and

          (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against all or any part of the Obligations as set forth in Section 4.7 of the Credit Agreement.

(c) The Administrative Agent may:

(i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;

(ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account;

          (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(v) endorse any checks, drafts, or other writings in any Pledgor’s name to allow collection of the Collateral;

(vi) take control of any Proceeds of the Collateral; and

(vii) execute (in the name, place and stead of any Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

          SECTION 6.2. Compliance with Restrictions. Each Pledgor agrees that, in any sale of any of the Collateral whenever a Specified Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Pledgor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

          SECTION 6.3. Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act which any Pledgor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of a Specified Default) and the Administrative Agent may

from time to time take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

ARTICLE VII
MISCELLANEOUS PROVISIONS

          SECTION 7.1. Loan Document. This Pledge Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

          SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Pledge Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Pledgors and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Pledgor may (unless otherwise permitted under the terms of the Credit Agreement or this Pledge Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

          SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Pledge Agreement, nor consent to any departure by any Pledgor from its obligations under this Pledge Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and the Pledgors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice or other communication, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

          SECTION 7.5. Release of Liens. Upon (a) the Disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Pledge Agreement and all obligations of each Pledgor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Pledgor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Pledgor ceases to be a Subsidiary of the Borrower and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at each Pledgor’s sole expense, deliver to each Pledgor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to each Pledgor such documents as such Pledgor shall reasonably request to evidence such termination.

          SECTION 7.6. Additional Pledgors. Upon the execution and delivery by any other Person of a supplement in the form of Annex I hereto, such Person shall become a “Pledgor” hereunder with the same force and effect as if it were originally a party to this Pledge Agreement and named as a “Pledgor” hereunder. The execution and delivery of such supplement shall not require the consent of any other Pledgor hereunder, and the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

          SECTION 7.7. No Waiver; Remedies. In addition to, and not in limitation of Section 2.4, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 7.8. Headings. The various headings of this Pledge Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Pledge Agreement or any provisions thereof.

          SECTION 7.9. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Pledge Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 7.10. Governing Law. THIS PLEDGE AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 7.11. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE SECURED PARTIES OR ANY PLEDGOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED FOR THE BORROWER IN SECTION 10.2 OF THE CREDIT AGREEMENT. EACH PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PLEDGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PLEDGOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

          SECTION 7.12. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH OTHER SECURED PARTY) AND EACH PLEDGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH SECURED PARTY OR EACH PLEDGOR IN CONNECTION THEREWITH. EACH PLEDGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, AND EACH SECURED PARTY ENTERING INTO THE LOAN DOCUMENTS.

          SECTION 7.13. Counterparts. This Pledge Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Pledge Agreement by facsimile shall be effective as delivery of an original executed counterpart of this Pledge Agreement.

          SECTION 7.14. Foreign Pledge Agreements. Without limiting any of the rights, remedies, privileges or benefits provided hereunder to the Administrative Agent for its benefit and the ratable benefit of the other Secured Parties, each Pledgor and the Administrative Agent hereby agree that the terms and provisions of this Pledge Agreement in respect of any Collateral subject to the pledge or other Lien of a Foreign Pledge Agreement are, and shall be deemed to be, supplemental and in addition to the rights, remedies, privileges and benefits provided to the Administrative Agent and the other Secured Parties under such Foreign Pledge Agreement and under applicable law to the extent consistent with applicable law; provided that, in the event that the terms of this Pledge Agreement conflict or are inconsistent with the applicable Foreign Pledge Agreement or applicable law governing such Foreign Pledge Agreement, (i) to the extent that the provisions of such Foreign Pledge Agreement or applicable foreign law are, under applicable foreign law, necessary for the creation, perfection or priority of the security interests in the Collateral subject to such Foreign Pledge Agreement, the terms of such Foreign Pledge Agreement or such applicable law shall be controlling and (ii) otherwise, the terms hereof shall be controlling.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

HECLA MINING COMPANY

By:

Name:
Title:

HECLA ALASKA LLC

By:	Hecla Limited,
its Managing Member

By:

Name:
Title:

HECLA LIMITED

By:

Name:
Title:

HECLA ADMIRALTY COMPANY

By:

Name:
Title:

Amended and Restated Pledge Agreement

          IN WITNESS WHEREOF, each of the parties hereto has caused this Pledge Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:

Name:
Title:

Amended and Restated Pledge Agreement

SCHEDULE I
to Amended and Restated Pledge Agreement

Hecla Mining Company	% of Interests Pledged	Type Interests Pledged

Issuer

[OTHER PLEDGORS]	% of Interests Pledged	Type Interests Pledged

Issuer

SCHEDULE II
to Amended and Restated Pledge Agreement

Item A. Location of each Pledgor.

Name of Pledgor:	Location for purposes of UCC:
[PLEDGOR]	[LOCATION]

Item B. Filing locations last five years.

Name of Pledgor:	Filing locations last five years
[PLEDGOR]	[LOCATION]

Item C. Trade names.

Name of Pledgor:	Trade Names:
[PLEDGOR]

Item D. Merger or other corporate reorganization.

Name of Pledgor:	Merger or other corporate reorganization:
[PLEDGOR]

Item E. Taxpayer ID numbers.

Name of Pledgor:	Taxpayer ID numbers:
[PLEDGOR]

ANNEX I
to Amended and Restated Pledge Agreement

SUPPLEMENT TO
PLEDGE AGREEMENT

          This SUPPLEMENT, dated as of ____________ ___, _____ (this “Supplement”), is to the Pledge Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Pledge Agreement”), among the Pledgors (such term, and other terms used in this Supplement, to have the meanings set forth in Article I of the Pledge Agreement) from time to time party thereto, in favor of THE BANK OF NOVA SCOTIA, as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H :

          WHEREAS, pursuant to a Credit Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time party thereto, the Administrative Agent and Scotia Capital, as the Lead Arranger, the Lenders have extended Commitments to make Credit Extensions to the Borrower;

          WHEREAS, pursuant to the provisions of Section 7.6 of the Pledge Agreement, each of the undersigned is becoming a Pledgor under the Pledge Agreement; and

          WHEREAS, each of the undersigned desires to become a “Pledgor” under the Pledge Agreement in order to induce the Lenders to continue to extend Loans under the Credit Agreement and to induce Secured Parties to enter into Lender Hedging Agreements;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the undersigned agrees, for the benefit of each Secured Party, as follows.

          SECTION 1. Party to Pledge Agreement, etc. In accordance with the terms of the Pledge Agreement, by its signature below each of the undersigned hereby irrevocably agrees to become a Pledgor under the Pledge Agreement with the same force and effect as if it were an original signatory thereto and each of the undersigned hereby (a) creates and grants to the Administrative Agent, its successors and assigns, a security interest in all of the undersigned’s right, title and interest in and to the Collateral, (b) agrees to be bound by and comply with all of the terms and provisions of the Pledge Agreement applicable to it as a Pledgor and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct as of the date hereof, unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date. In furtherance of the foregoing, each reference to a “Pledgor” and/or “Pledgors” in the Pledge Agreement shall be deemed to include each of the undersigned.

          SECTION 2. Representations. Each of the undersigned Pledgor hereby represents and warrants that this Supplement has been duly authorized, executed and delivered by it and that this Supplement and the Pledge Agreement constitute the legal, valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms.

          SECTION 3. Full Force of Pledge Agreement. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect in accordance with its terms.

          SECTION 4. Severability. Wherever possible each provision of this Supplement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Supplement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Supplement or the Pledge Agreement.

          SECTION 5. Governing Law. THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          SECTION 6. Counterparts. This Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement by facsimile or via other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

* * * * *

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

[NAME OF ADDITIONAL SUBSIDIARY]

By:

Name:
Title:

[NAME OF ADDITIONAL SUBSIDIARY]

By:

Name:
Title:

ACCEPTED AND AGREED FOR ITSELF
AND ON BEHALF OF THE SECURED PARTIES:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:

Name:
Title:

EXHIBIT H

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

          This AMENDED AND RESTATED SECURITY AGREEMENT, dated as of ____________, 200_ (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is made by HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), HECLA ALASKA LLC, a Delaware limited liability company (“Hecla Alaska”), KENNECOTT GREENS CREEK MINING COMPANY, a Delaware corporation (“Kennecott”) and KENNECOTT JUNEAU MINING COMPANY, a Delaware corporation (“Kennecott Juneau” and together with the Borrower, Hecla Alaska and Kennecott, each individually a “Grantor” and collectively, the “Grantors”), in favor of THE BANK OF NOVA SCOTIA, as the administrative agent (together with its successor(s) thereto in such capacity, the “Administrative Agent”) for each of the Secured Parties. This Security Agreement amends and restates in its entirety the Borrower Security Agreement, dated September 12, 2005, between the Borrower and the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, and continues the security interest granted thereunder to the extent set forth herein.

W I T N E S S E T H :

          WHEREAS, pursuant to an Amended and Restated Credit Agreement, dated as of April [_], 2008 (as amended, supplemented, amended and restated, extended or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions and other Persons from time to time party thereto, the Administrative Agent and Scotia Capital, as the Lead Arranger, the Lenders have extended Commitments to make Credit Extensions to the Borrower; and

          WHEREAS, as a condition precedent to the making of the Credit Extensions under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions to the Borrower, and to induce Secured Parties to enter into Lender Hedging Agreements and the other Loan Documents, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I
DEFINITIONS

          SECTION 1.1. Certain Terms. The following terms (whether or not underscored), when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          “Administrative Agent” is defined in the preamble.

          “Borrower” is defined in the preamble.

          “Collateral” is defined in Section 2.1.

          “Collateral Account” is defined in clause (a) of Section 4.1.

          “Credit Agreement” is defined in the first recital.

          “Distributions” means all distributions or other payments, whether in cash, securities or property, by the Greens Creek Participants to the Borrower.

          “Equipment” is defined in Section 2.1(a)(iii).

          “General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements (including commodity arrangements), all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

          “Grantor” and “Grantors” are defined in the preamble.

          “Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral, as each such term is defined in Annex I hereto.

          “Inventory” is defined in Section 2.1(a)(iii).

          “Loan Documents” means the Loan Documents, as defined in the Credit Agreement, together with (except for purposes of Article V) the following: Lender Hedging Agreements and each other agreement which evidences an Obligation or under which an Obligation arises.

          “Permitted Liens” means all Liens permitted by clause (a), clause (h) or clause (j) of Section 7.2.3 of the Credit Agreement.

          “Security Agreement” is defined in the preamble.

          “Specified Default” means the occurrence and continuance of (a) an Event of Default or (b) a Default under clauses (a) through (d) of Section 8.1.9 of the Credit Agreement.

          SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

          SECTION 1.3. UCC Definitions. When used herein the terms Account, Chattel Paper, Deposit Account, Document, Goods, Instrument, Letter of Credit Rights, Payment Intangibles, Proceeds, Promissory Notes, and Supporting Obligations have the meaning provided in Article 8 or Article 9, as applicable, of the UCC.

ARTICLE II
SECURITY INTEREST

          SECTION 2.1. Grant of Security Interest. Each Grantor hereby grants to the Administrative Agent, for its benefit and the ratable benefit of each other Secured Party, a continuing security interest in all of such Grantor’s following property, whether now or hereafter existing, owned or acquired by such Grantor, and wherever located, (collectively, the “Collateral”):

          (a) all right, title and interest of each Grantor in, to and under the Greens Creek Joint Venture and the Greens Creek Joint Venture Agreement, including

(i) each Grantor’s ownership interests in the Greens Creek Joint Venture;

(ii) each Grantor’s interests in all revenues, profits, income, distributions and other reimbursements and payments with respect to the Greens Creek Joint Venture;

          (iii) each Grantor’s interests in all assets of the Greens Creek Joint Venture, including (A) all equipment in all of its forms of the Greens Creek Joint Venture, wherever located, including all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor and all accessories related thereto (any and all of the foregoing being the “Equipment”); (B) all inventory in all of its forms of the Greens Creek Joint Venture, wherever located, including (1) raw materials, including ores, minerals and other mineral resources that are mined, extracted, stored, produced, handled, milled or otherwise processed by the Greens Creek Joint Venture, and other work in process therefor, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (2) all goods in which the Greens Creek Joint Venture has an interest in mass or a joint or other interest or right of any kind (including goods in which the Greens Creek Joint Venture has an interest or right as consignee), (3) all goods which are returned to or repossessed by the Greens Creek Joint Venture, and (4) all accessions thereto, products thereof and documents therefor (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”); (C) all other Goods of the Greens Creek Joint Venture; (D) all Accounts, Chattel Paper, Documents, Instruments, Promissory Notes and General Intangibles (including and together with all tax refunds and all rights under all present and future authorizations, permits and licenses), Letter of Credit Rights and Supporting Obligations of the Greens Creek Joint Venture, whether or not arising out of or in connection with the sale or lease of goods, including minerals (before or after extraction), or the rendering of services; (E) all Intellectual Property Collateral of the Greens Creek Joint Venture; (F) all Deposit Accounts of the Greens Creek Joint Venture; (G) all commercial tort claims of the Greens Creek Joint Venture, (H) all other property and rights of every kind and description and interests therein of the Greens Creek Joint Venture; and (I) all books, records, writings, data bases, information and other property relating to, evidencing, embodying, incorporating or referring to, any of the foregoing in this clause (a)(iii);

          (b) all Proceeds of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Administrative Agent is the loss payee thereof).

          Notwithstanding the foregoing, the term “Collateral” shall not include:

          (i) any General Intangibles or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a security interest would (A) constitute a violation of a valid and enforceable restriction in favor of a third party on such grant, unless and until any required consents shall have been obtained, or (B) give any other party to such contract, instrument, license or other document a valid and enforceable right to terminate its obligations thereunder; or

          (ii) any asset, the granting of a security interest in which would be void or illegal under any applicable governmental law, rule or regulation, or pursuant thereto would result in, or permit the termination of, such asset.

          SECTION 2.2. Security for Obligations. This Security Agreement and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by the Grantors secure the payment and performance of all of the Obligations.

          SECTION 2.3. Grantors Remain Liable. Anything herein to the contrary notwithstanding:

          (a) the Grantors will remain liable under the Greens Creek Joint Venture Agreement and under any contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under the Greens Creek Joint Venture Agreement and such contracts and agreements to the same extent as if this Security Agreement had not been executed;

          (b) the exercise by the Administrative Agent of any of its rights hereunder will not release any Grantor from any of its duties or obligations under the Greens Creek Joint Venture Agreement and any such contracts or agreements included in the Collateral; and

          (c) no Secured Party will have any obligation or liability under the Greens Creek Joint Venture Agreement or any contracts or agreements included in the Collateral by reason of this Security Agreement, nor will any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          SECTION 2.4. Distributions. Upon the occurrence and continuance of a Specified Default, no Distribution may be paid directly to the Borrower.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

          In order to induce the Secured Parties to enter into the Credit Agreement and make Credit Extensions thereunder and to induce the Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, the Grantors represent and warrant to each Secured Party as set forth below.

          SECTION 3.1. Participating Share; Certificate. Each Grantor’s interest in the Greens Creek Joint Venture is set forth on Schedule I. Each Grantor’s interest in the Green Creek Joint Venture is not represented by a certificate of interest or similar instrument.

          SECTION 3.2. Grantor Name, Location, etc.

(a) The jurisdiction in which each Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A of Schedule II.

(b) The jurisdiction (including the county) in which the Greens Creek Mine is located is set forth in Item B of Schedule II.

          (c) Each location a secured party would have filed a UCC financing statement in the five years prior to the date hereof to perfect a security interest in any assets owned by such Grantor is set forth in Item C of Schedule II.

(d) No Grantor has any trade names other than those set forth in Item D of Schedule II hereto.

          (e) During the four months preceding the date hereof, no Grantor has been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item E of Schedule II hereto.

          (f) Each Grantor’s federal taxpayer identification number is (and, during the four months preceding the date hereof, such Grantor has not had a federal taxpayer identification number different from that) set forth in Item F of Schedule II hereto.

(g) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of each Grantor.

          SECTION 3.3. Ownership, No Liens, etc. Each Grantor has rights in or the power to transfer the Collateral, and owns its Collateral free and clear of any Lien, except for Permitted Liens (as defined in the Credit Agreement). No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement.

          SECTION 3.4. Validity, etc.

(a) This Security Agreement creates a valid security interest in the Collateral securing the payment of the Obligations.

          (b) Each Grantor has filed or caused to be filed all UCC-1 financing statements in the filing offices set forth in Item A and Item B of Schedule II (collectively, the “Filing Statements”) (or has authenticated and delivered to the Administrative Agent the Filing Statements suitable for filing in such offices).

          (c) Upon the filing of the Filing Statements with the appropriate agencies therefor the security interests created under this Security Agreement shall constitute a perfected security interest in the Collateral (other than Collateral described in clauses (iii)(E), (iii)(F), (iii)(G), (iii)(H), or (iii)(I) of Section 2.1(a) to the extent that a security interest therein cannot be perfected by filing pursuant to the UCC) in favor of the Administrative Agent on behalf of the Secured Parties, prior to all other Liens (except for Permitted Liens).

          SECTION 3.5. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required

(a) for the grant by the Grantors of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by the Grantors;

          (b) for (i) the perfection or maintenance of the security interests hereunder including the first priority nature of such security interests (except with respect to the filing of the Filing Statements in accordance with Section 3.4(b) and continuation statements with respect to the Filing Statements under Section 9-515(d) of the relevant UCC); or

          (c) for the exercise by the Administrative Agent of the rights and remedies provided for in this Security Agreement, except notices that may be required under Sections 16.2(b) and (c) of the Greens Creek Joint Venture Agreement.

          SECTION 3.6. Best Interests. It is in the best interests of each Grantor (other than the Borrower) to execute this Security Agreement inasmuch as such Grantor will, as a result of being a Subsidiary of the Borrower, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement and the execution and delivery of Lender Hedging Agreements and other Loan Documents between the Borrower and certain Secured Parties, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Loans and other extensions of credit pursuant to the Credit Agreement to the Borrower.

ARTICLE IV
COVENANTS

          Each Grantors covenants and agrees that, until the Termination Date, such Grantor will perform, comply with and be bound by the obligations set forth below.

          SECTION 4.1. Collateral; Distributions; Voting Rights, etc.

          (a) Each Grantor agrees promptly upon receipt of notice of the occurrence and continuance of a Specified Default from the Administrative Agent and without any request therefor by the Administrative Agent, so long as such Specified Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Collateral (including Proceeds to be distributed to (or payable to) such Grantor) and all Distributions, in each case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral. All such Collateral and Distributions that may at any time and from time to time be held by such Grantor, but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from, and not commingled with, its other property in trust for the Administrative Agent. The Administrative Agent shall deposit Proceeds of Collateral in a Deposit Account of such Grantor maintained with the Administrative Agent (the “Collateral Account”); provided that the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Obligations which are due and payable. With respect to any Collateral Account, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account.

          (b) The Administrative Agent agrees that unless a Specified Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (a) of this Section, each Grantor will have the exclusive voting power with respect to ownership interests constituting Collateral and the Administrative Agent will, upon the written request of each Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power; provided that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would impair any such Collateral or be inconsistent with or violate any provision of any Loan Document.

          SECTION 4.2. Continuous Pledge. Each Grantor will (subject to the terms of the Credit Agreement) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis, all Collateral consisting of Payment Intangibles to the extent they are evidenced by a Document, Instrument, Promissory Note or Chattel Paper, all interest and principal with respect to such Payment Intangibles, and all Proceeds and rights from time to time received by or distributable to the applicable Grantor in respect of any of the foregoing Collateral. Each Grantor agrees that it will, promptly following receipt thereof, deliver to the Administrative Agent possession of all originals of negotiable

Documents, Instruments, Promissory Notes and Chattel Paper that it acquires following the Effective Date.

          SECTION 4.3. Change of Name, etc. No Grantor will change its name or place of incorporation or organization or federal taxpayer identification number except upon 30 days’ prior written notice to the Administrative Agent.

          SECTION 4.4. As to Collateral Generally.

          (a) Subject to clause (b) below and each Grantor’s rights under the Greens Creek Joint Venture, each Grantor will, at its own expense, endeavor to collect, as and when due, all amounts due with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may request following the occurrence of a Specified Default or, in the absence of such request, as such Grantor may deem advisable.

          (b) At any time following the occurrence and during the continuance of a Specified Default, whether before or after the maturity of any of the Obligations, the Administrative Agent may (i) revoke any or all of the rights of each Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

          (c) Upon request of the Administrative Agent following the occurrence and during the continuance of a Specified Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

          (d) At any time following the occurrence and during the continuation of a Specified Default, the Administrative Agent may endorse, in the name of such Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

          SECTION 4.5. Transfers. No Grantor shall sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except (i) Inventory or Equipment in the ordinary course of business and (ii) as provided in the Credit Agreement.

          SECTION 4.6. Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim related to the Greens Creek Joint Venture that has a reasonable possibility of yielding net proceeds in excess of $250,000, such Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

          SECTION 4.7. Further Assurances, etc. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor will:

          (a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Specified Default, promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent; if any Collateral shall be evidenced by an Instrument, negotiable Document, Promissory Note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, Promissory Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

          (b) file (and hereby authorize the Administrative Agent to file) such Filing Statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

          (c) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis, at the request of the Administrative Agent, all interest and principal with respect to Promissory Notes with respect to the Collateral, and all Proceeds and rights from time to time received by or distributable to the applicable Grantor in respect of any of the foregoing Collateral;

          (d) not take or omit to take any action the taking or the omission of which would result in any material impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4; and

          (e) not create any tangible Chattel Paper with respect to the Collateral without placing a legend on such tangible Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper.

With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law.

ARTICLE V
THE ADMINISTRATIVE AGENT

          SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of a Specified Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse and collect any drafts or other writings in connection with clause (a) above;

          (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, including such actions as it deems necessary or desirable under or with respect to the Greens Creek Joint Venture Agreement; and

(d) to perform the affirmative obligations of such Grantor hereunder.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

          SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 10.3 of the Credit Agreement.

          SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for

          (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

(b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

          SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral, if it takes such action for that purpose as each Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of any Specified Default, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI
REMEDIES

          SECTION 6.1. Certain Remedies. If any Specified Default shall have occurred and be continuing:

          (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) take possession of any Collateral not already in its possession without demand and without legal process;

          (ii) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon written request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties,

(iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process;

          (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The

Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against all or any part of the Obligations as set forth in Section 4.7 of the Credit Agreement.

(c) The Administrative Agent may:

(i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder;

(ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account;

          (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(v) endorse any checks, drafts, or other writings in any Grantor’s name to allow collection of the Collateral;

(vi) take control of any Proceeds of the Collateral; and

(vii) execute (in the name, place and stead of any Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

          SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that, in any sale of any of the Collateral whenever a Specified Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

          SECTION 6.3. Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act which any Grantor fails to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of a Specified Default) and the Administrative Agent may from time to time take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

ARTICLE VII
MISCELLANEOUS PROVISIONS

          SECTION 7.1. Loan Document. This Security Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

          SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon the Grantors and their successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Secured Party and its successors, transferees and assigns; provided that no Grantor may (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement) assign any of its obligations hereunder without the prior written consent of all Lenders.

          SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Required Lenders, as the case may be, pursuant to Section 10.1 of the Credit Agreement) and the Grantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.4. Notices. All notices and other communications provided for hereunder shall be in writing or by facsimile and addressed, delivered or transmitted to the appropriate party at the address or facsimile number of such party specified in the Credit Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other party. Any notice or other communication, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice or other communication, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

          SECTION 7.5. Release of Liens. Upon (a) the Disposition of Collateral in accordance with the Credit Agreement or (b) the occurrence of the Termination Date, the security interests granted herein shall automatically terminate with respect to (i) such Collateral (in the case of clause (a)) or (ii) all Collateral (in the case of clause (b)), without delivery of any instrument or performance of any act by any party. Upon the occurrence of the Termination Date, this Security Agreement and all obligations of each Grantor hereunder shall automatically terminate without delivery of any instrument or performance of any act by any party. A Grantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Borrower and any of its Subsidiaries. Upon any such Disposition, other permitted transaction or termination, the Administrative Agent will, at each Grantor’s sole expense, deliver to each Grantor, without any representations, warranties or recourse of any kind whatsoever, all Collateral held by the Administrative Agent hereunder, and execute and deliver to each Grantor such documents as such Grantor shall reasonably request to evidence such termination.

          SECTION 7.6. No Waiver; Remedies. In addition to, and not in limitation of Section 2.4, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 7.7. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

          SECTION 7.8. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 7.9. Governing Law. THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

          SECTION 7.10. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE

ADMINISTRATIVE AGENT, THE SECURED PARTIES OR ANY GRANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED FOR THE BORROWER IN SECTION 10.2 OF THE CREDIT AGREEMENT. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GRANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

          SECTION 7.11. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH OTHER SECURED PARTY) AND EACH GRANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH SECURED PARTY OR EACH GRANTOR IN CONNECTION THEREWITH. EACH GRANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, AND EACH SECURED PARTY ENTERING INTO THE LOAN DOCUMENTS.

          SECTION 7.12. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile shall be effective as delivery of an original executed counterpart of this Security Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

HECLA MINING COMPANY

By:

Name:
Title:

HECLA ALASKA LLC

By:	Hecla Limited,
its Managing Member

By:

Name:
Title:

KENNECOTT GREENS CREEK MINING COMPANY

By:

Name:
Title:

KENNECOTT JUNEAU MINING COMPANY

By:

Name:
Title:

Amended and Restated Security Agreement

          IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Authorized Officer as of the date first above written.

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:

Name:
Title:

Amended and Restated Security Agreement

ANNEX I
to Amended and Restated Security Agreement

Intellectual Property Collateral Definitions

          “Computer Hardware and Software Collateral” means, with respect to the Greens Creek Joint Venture:

          (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form;

          (b) all software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all firmware associated therewith;

          (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c); and

          (e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

          “Copyright Collateral” means, with respect to the Greens Creek Joint Venture, all copyrights, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of the Greens Creek Joint Venture’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by the Greens Creek Joint Venture.

          “Patent Collateral” means, with respect to the Greens Creek Joint Venture:

(f) inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world;

(g) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a);

(h) all patent licenses, and other agreements providing the Greens Creek Joint Venture with the right to use any items of the type referred to in clauses (a) and (b) above; and

          (i) all Proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and Proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Trademark Collateral” means, with respect to the Greens Creek Joint Venture:

          (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”);

(b) all trademark licenses for the grant by or to the Greens Creek Joint Venture of any right to use any trademark; and

(c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b);

(d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b); and

          (e) all Proceeds of, and rights associated with, the foregoing, including any claim by Greens Creek Joint Venture against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

          “Trade Secrets Collateral” means, with respect to the Greens Creek Joint Venture, all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of the Greens Creek Joint Venture (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

SCHEDULE I
to Amended and Restated Security Agreement

Participating Interests

ISSUER (JOINT VENTURE)	% of Participating Interests Owned	% of Participating Interests Pledged

SCHEDULE II
to Amended and Restated Security Agreement

Item A.	Location of each Grantor.

Item B.	Location of Greens Creek Mine.

Item C.	Filing locations last five years.

Item D.	Trade names.

Item E.	Merger or other corporate reorganization.

Item F.	Taxpayer ID numbers.

EXHIBIT I

FORM OF INTERCO SUBORDINATION AGREEMENT

          THIS INTERCO SUBORDINATION AGREEMENT (this “Subordination Agreement”), dated as of ____________, 200_, made by and among each of the undersigned Persons (such capitalized term, and other terms used in these recitals without definition, to have the meanings ascribed thereto in Section 1 below) and such other Persons that may from time to time become a party hereto pursuant to the terms hereof or of the Credit Agreement (collectively, the “Subordinated Creditors”) and HECLA MINING COMPANY, a Delaware corporation (the “Borrower”), in favor of The Bank of Nova Scotia, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and each of the Secured Parties.

W I T N E S S E T H:

          WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement, dated as of April [__], 2008 (as amended, supplemented, amended and restated, extended, renewed, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders, the Administrative Agent and Scotia Capital, as Lead Arranger, pursuant to which the Lenders have agreed to make Credit Extensions on the terms and subject to the conditions set forth therein;

          WHEREAS, the Borrower is now or may hereafter from time to time become indebted or otherwise obligated to the Subordinated Creditors in respect of Indebtedness related to or resulting from intercompany loans, advances or other obligations from a Subordinated Creditor (all such present and future Indebtedness owing to the Subordinated Creditors (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of the Subordinated Creditors with respect thereto, being referred to as the “Intercompany Subordinated Debt”);

          WHEREAS, pursuant to Section 7.2.2(f) of the Credit Agreement, each Subordinated Creditor is required to execute and deliver this Subordination Agreement; and

          WHEREAS, each Subordinated Creditor has duly authorized the execution, delivery and performance of this Subordination Agreement.

          NOW, THEREFORE, in consideration of the above premises and to induce the Lenders to continue to make Credit Extensions to the Borrower pursuant to the Credit Agreement, and to induce Secured Parties to enter into Lender Hedging Agreements and other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

          SECTION 1. Definitions. Terms used but not defined in this Subordination Agreement, including its preamble and recitals, have the meanings given to them in the Credit Agreement.

As used in this Subordination Agreement, the following terms shall have the meanings specified below:

          “Administrative Agent” is defined in the preamble.

          “Borrower” is defined in the preamble.

          “Credit Agreement” is defined in the first recital.

          “Intercompany Subordinated Debt” is defined in the second recital.

          “Loan Documents” means the Loan Documents, as defined in the Credit Agreement, together with the following: Lender Hedging Agreements and each other agreement which evidences an Obligation or under which an Obligation arises.

          “Senior Indebtedness” is defined in clause (a) of Section 2.

          “Subordinated Creditors” is defined in the preamble.

          “Subordination Agreement” is defined in the preamble.

          SECTION 2. Agreement to Subordinate.

          (a) Each of the Borrower and the Subordinated Creditors agrees that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior indefeasible payment in cash in full of all Obligations of the Borrower now existing or hereafter arising under the Credit Agreement or any Loan Document whether for (i) interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in clause (a) of Section 3, whether or not allowed as a claim in such proceeding), (ii) costs, (iii) fees (including, without limitation, reasonable attorneys’ fees and disbursements), (iv) expenses, and (v) otherwise (the Obligations specified in clauses (a)(i) through (a)(v) above are referred to collectively as the “Senior Indebtedness”). For the purposes of this Subordination Agreement, the Senior Indebtedness shall not be deemed to have been indefeasibly paid in cash in full until the Secured Parties shall have received full payment of the Senior Indebtedness in cash, which payment shall have been retained by the Secured Parties for a period of time in excess of all applicable preference or other similar periods under applicable bankruptcy, insolvency or creditors’ rights laws. Each of the Borrower and the Subordinated Creditors waive notice of acceptance of this Subordination Agreement by the Secured Parties, and the Subordinated Creditors waive notice of and consent to the making, amount and terms of the Senior Indebtedness which may exist or be created from time to time and any renewal, extension, amendment, refinancing, replacement or modification thereof (including any increase in the amount of Senior Indebtedness), and any other lawful action which any Secured Party in its sole and absolute discretion may take or omit to take with respect thereto. The provisions of this Section shall constitute a continuing offer made for the benefit of and to all Secured Parties, and each Secured Party is hereby irrevocably authorized to enforce such provisions.

          (b) In the event that the Borrower shall make, and/or any Subordinated Creditor shall receive, any payment on Intercompany Subordinated Debt in contravention of this Subordination Agreement or the terms of the Credit Agreement, then and in any such event such payment shall be deemed to be the property of and segregated, received and held in trust for the benefit of, the Administrative Agent, and shall be promptly paid over and delivered to the Administrative Agent for the pro rata benefit of the Secured Parties.

          (c) The Borrower shall not make, and no Subordinated Creditor shall receive or accept, any payment in respect of Intercompany Subordinated Debt if a Default has occurred and is continuing under the Credit Agreement or would result therefrom, unless and until the Senior Indebtedness has been indefeasibly paid in cash in full or the Administrative Agent (in consultation with the Lenders) has otherwise consented in writing. For purposes of these provisions, “payment” in respect of any Intercompany Subordinated Debt shall include any direct or indirect payment or distribution from any source, whether in cash, property or securities, by set-off or otherwise, in respect of principal, premium, interest or otherwise, including in connection with any redemption or purchase of such Intercompany Subordinated Debt or any recovery on any claim for rescission or damages.

          SECTION 3. In Furtherance of Subordination.

          (a) Upon any distribution of all or any of the assets of the Borrower or any Subordinated Creditor in the event of

          (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Borrower or such Subordinated Creditor, or to its creditors, as such, or to its assets,

          (ii) any liquidation, dissolution or other winding up of the Borrower or any Subordinated Creditor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

          (iii) any assignment for the benefit of creditors or any marshaling of assets and liabilities of the Borrower or any Subordinated Creditor,

then, and in any such event, unless the Secured Parties shall otherwise agree in writing, the Secured Parties shall receive indefeasible payment in cash in full of all amounts due or to become due (whether or not the Senior Indebtedness has been declared due and payable prior to the date on which the Senior Indebtedness would otherwise have become due and payable) on or in respect of all Senior Indebtedness (including post-petition interest, whether or not allowed as a claim) before the Subordinated Creditors or anyone claiming through or on their behalf (including any receiver, trustee, or otherwise) are entitled to receive any payment on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Administrative Agent for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been indefeasibly paid in cash in full.

          (b) If any proceeding, liquidation, dissolution or winding up referred to in clause (a) above is commenced by or against the Borrower or any Subordinated Creditor,

          (i) the Administrative Agent or the Secured Parties are hereby irrevocably authorized and empowered (in their own names or in the name of the Borrower, the Subordinated Creditors or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as the Secured Parties or the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties or the Administrative Agent hereunder; provided, that, in the event the Administrative Agent or the Secured Parties take such action, the Administrative Agent or the Secured Parties shall apply all proceeds first, to the payment of the costs of enforcement of this Subordination Agreement, and second, to the pro rata payment, prepayment and/or cash collateralization of the Senior Indebtedness in a manner consistent with the provisions set forth in Section 3.1.1 of the Credit Agreement; and

          (ii) the Subordinated Creditors shall duly and promptly take such action as the Administrative Agent may reasonably request (A) to collect the Intercompany Subordinated Debt for account of the Secured Parties and the Administrative Agent and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may reasonably request to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

          (c) All payments or distributions of assets of the Borrower, whether in cash, property or securities upon or with respect to the Intercompany Subordinated Debt which are received by the Subordinated Creditors contrary to the provisions of this Subordination Agreement shall be received in trust for the pro rata benefit of the Secured Parties, shall be segregated from other funds and property held by the Subordinated Creditors and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be applied, pro rata (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of this Subordination Agreement.

          (d) The Secured Parties and the Administrative Agent are hereby authorized to demand specific performance of this Subordination Agreement, whether or not the Borrower or any Subordinated Creditor shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditors or any one of them shall have failed to comply with any of the provisions of this Subordination Agreement applicable to it. The Subordinated Creditors hereby irrevocably waive any defense (other than the defense of indefeasible payment in full of the Senior Indebtedness) based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

          SECTION 4. No Enforcement or Commencement of Any Proceedings. Each Subordinated Creditor agrees that, so long as any Senior Indebtedness shall remain unpaid, or any Commitment shall be in effect, it will not accelerate the maturity of the Intercompany Subordinated Debt or take any action or commence any proceeding to enforce or, so long as a Default shall have occurred and be continuing, collect same, or commence, or join with any creditor other than the Secured Parties in commencing any proceeding referred to in clause (a) of Section 3.

          SECTION 5. Rights of Subordination. The Subordinated Creditors agree that no payment or distribution to the Lenders or the Administrative Agent pursuant to the provisions of this Subordination Agreement shall entitle the Subordinated Creditors to exercise any rights of subrogation in respect thereof until all Senior Indebtedness has been indefeasibly paid in cash in full and the Commitments have been terminated. The Subordinated Creditors agree that the subordination provisions contained herein shall not be affected by any action, or failure to act, by the Administrative Agent or the Secured Parties which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of the Subordinated Creditors against the Borrower.

          SECTION 6. Subordination Legend; Further Assurances. The Subordinated Creditors and the Borrower will cause each note and instrument (if any) evidencing the Intercompany Subordinated Debt to be endorsed with the following legend:

“The indebtedness evidenced by this instrument is subordinated to the prior indefeasible payment in cash in full of the Senior Indebtedness (as defined in the Subordination Agreement, dated as of [_______]) pursuant to, and to the extent provided in, the Subordination Agreement by the maker hereof and payee named herein in favor of the Secured Parties and any person now or hereafter designated as their agent.”

Each of the Subordinated Creditors and the Borrower hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Subordination Agreement and will, in the case of any Intercompany Subordinated Debt not evidenced by any note or instrument, following the occurrence and continuation of an Event of Default, upon the Administrative Agent’s request, cause such Intercompany Subordinated Debt to be evidenced by an appropriate note or instrument or instruments endorsed with the above legend. Each of the Subordinated Creditors and the Borrower will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Secured Parties or the Administrative Agent may reasonably request to protect any right or interest granted or purported to be granted hereunder or to enable the Secured Parties or the Administrative Agent to exercise and enforce their rights and remedies hereunder.

          SECTION 7. No Change in or Disposition of Intercompany Subordinated Debt. The Subordinated Creditors will not, without the prior written consent of the Administrative Agent:

          (a) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Intercompany Subordinated Debt to any third party other than a wholly owned Subsidiary of the Borrower that has executed and delivered this Subordination Agreement;

          (b) permit the terms of any of the Intercompany Subordinated Debt to be changed in such a manner as to have an adverse effect upon the rights or interests of the Secured Parties or the Administrative Agent; or

          (c) upon the occurrence of a Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof, except that portion of the Intercompany Subordinated Debt enforced on behalf of the Secured Parties pursuant to clause (b) of Section 3.

          SECTION 8. Agreement by the Borrower. The Borrower agrees that it will not make any payment on any of the Intercompany Subordinated Debt, or take any other action, in contravention of the provisions of this Subordination Agreement.

          SECTION 9. Obligations Hereunder Not Affected. All rights and interest of the Secured Parties and the Administrative Agent hereunder, and all agreements and obligations of the Subordinated Creditors and the Borrower hereunder, shall remain in full force and effect irrespective of:

          (a) any lack of validity or enforceability of any document evidencing Senior Indebtedness;

          (b) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to departure from any of the documents evidencing or relating to the Senior Indebtedness;

          (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty or Loan Document, for all or any of the Senior Indebtedness;

          (d) any failure of any Secured Party or the Administrative Agent to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Subordination Agreement, the Credit Agreement or any other Loan Document;

          (e) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Borrower and each Subordinated Creditor hereby waive any right to or claim of) any defense (other than the defense of indefeasible payment in full in cash of the Senior Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Indebtedness; and

          (f) any other circumstance which might otherwise constitute a defense (other than the defense of indefeasible payment in full in cash of the Senior Indebtedness) available to, or a discharge of, the Borrower in respect of the Senior Indebtedness or the Subordinated Creditors in respect of this Subordination Agreement.

This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any Secured Party or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. The Subordinated Creditors acknowledge and agree that the Secured Parties and the Administrative Agent may in accordance with the terms of the Credit Agreement, without notice or demand and without affecting or impairing the Subordinated Creditors’ obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Indebtedness or any part thereof, including, without limitation, to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Secured Parties, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrower or other obligor; and (v) exercise or refrain from exercising any rights against the Borrower or any other Person.

          SECTION 10. Representations and Warranties. Each of the Subordinated Creditors and the Borrower hereby represent and warrant as follows:

          (a) no default exists in respect of any such Intercompany Subordinated Debt;

          (b) the Subordinated Creditors own the Intercompany Subordinated Debt now outstanding free and clear of any Lien;

          (c) this Subordination Agreement constitutes a legal, valid and binding obligation of each Subordinated Creditor and the Borrower, enforceable in accordance with its terms; and

          (d) it is in the best interests of each Subordinated Creditor to execute this Subordination Agreement inasmuch as such Subordinated Creditor will, derive substantial direct and indirect benefits from the Credit Extensions made from time to time to the Borrower by the Lenders pursuant to the Credit Agreement and the execution and delivery of Lender Hedging Agreements and other Loan Documents between the Borrower and certain Secured Parties, and each Subordinated Creditor agrees that the Secured Parties are relying on this representation in agreeing to make Credit Extensions to the Borrower.

          SECTION 11. Amendments, Waivers. No amendment or waiver of any provision of this Subordination Agreement, nor any consent or departure by the Subordinated Creditors or the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver, amendment, or consent shall be effective only in the specific instance and for the specific purpose for which given. Any waiver, forbearance, failure or delay by the Administrative Agent or the Secured Parties in exercising, or the exercise or beginning of exercise by the Administrative Agent or the Secured Parties of, any right, power or remedy, simultaneous or later shall not preclude the further, simultaneous or later exercise thereof, and every right, power or remedy of the Administrative Agent and the Secured Parties shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed or authorized by such Secured Parties.

          SECTION 12. Expenses. The Subordinated Creditors and the Borrower jointly and severally agree to pay, upon demand, to the Administrative Agent or the Secured Parties, as applicable, any and all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements which the Secured Parties or the Administrative Agent may incur in connection with the administration, exercise or enforcement of any of the rights or interest of the Secured Parties or the Administrative Agent hereunder.

          SECTION 13. Address for Notices. All notices and other communications provided for hereunder shall be in writing and, if to the Subordinated Creditors, mailed (registered or certified, return receipt requested) or telecopied or hand delivered at its address set forth below its name on the signature pages hereto, if to the Borrower, the Administrative Agent or any Secured Party, mailed (registered or certified, return receipt requested) or hand delivered to it, addressed to it at the address of the Borrower, the Administrative Agent or such Secured Party (as the case may be) provided for such Persons pursuant to the Credit Agreement, or as to each party or other Person at such other address as shall be designated by such party or Person in a written notice to each other party complying as to delivery with the terms of this Section. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

          SECTION 14. Entire Agreement; Severability. This Subordination Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof. If any of the provisions of this Subordination Agreement shall be held invalid or unenforceable, this Subordination Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

          SECTION 15. Cumulative Rights. The rights, powers and remedies of the Secured Parties and the Administrative Agent under this Subordination Agreement shall be in addition to all rights, powers and remedies given to the Secured Parties and the Administrative Agent by virtue of any contract, statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently. The parties hereto expressly acknowledge and agree that the Secured Parties have entered into the Credit Agreement and will continue to make Credit Extensions from time to time to the Borrower in reliance on the execution and delivery of this Subordination Agreement, and the Secured Parties and the Administrative Agent are intended, and by this reference expressly made, third party beneficiaries of the provisions of this Subordination Agreement.

          SECTION 16. Continuing Agreement; Transfer of Notes. This Subordination Agreement is a continuing agreement of subordination and the Secured Parties may, from time to time and without notice to the Subordinated Creditors, extend credit to or make other financial arrangements with the Borrower in reliance hereon. This Subordination Agreement shall (a) remain in full force and effect until the Senior Indebtedness shall have been indefeasibly paid in cash in full and all Commitments terminated, (b) be binding upon the Subordinated Creditors, the Borrower and their respective successors, transferees and assigns, and (c) inure to the benefit of and be enforceable by the Administrative Agent and each Secured Party and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, any Secured Party may, subject to the provisions of the Credit Agreement, assign or otherwise transfer the Senior Indebtedness held by it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Secured Party herein or otherwise.

          SECTION 17. Governing Law. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

          SECTION 18. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THESE PROVISIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY, THE SUBORDINATED CREDITORS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE BORROWER AND THE SUBORDINATED CREDITORS HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH OF THE SUBORDINATED CREDITORS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH OF THE SUBORDINATED CREDITORS AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PERSON MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY SUBORDINATED CREDITOR OR THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH

RESPECT TO SUCH PERSON OR THE PROPERTY OF SUCH PERSON, SUCH SUBORDINATED CREDITOR OR THE BORROWER, AS THE CASE MAY BE, HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF THE OBLIGATIONS OF SUCH PERSON UNDER THESE PROVISIONS.

          SECTION 19. Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE OTHER SECURED PARTIES, THE SUBORDINATED CREDITORS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THESE PROVISIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY SECURED PARTY, THE SUBORDINATED CREDITORS OR THE BORROWER. EACH OF THE SUBORDINATED CREDITORS AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES ENTERING INTO THE CREDIT AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

          SECTION 20. Execution in Counterparts. This Subordination Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Subordination Agreement by facsimile shall be effective as delivery of an original executed counterpart of this Subordination Agreement.

          IN WITNESS WHEREOF, the parties have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

HECLA MINING COMPANY

By:

Title:

[SUBORDINATED CREDITORS]

By:

Title:

Address:

Facsimile No.:

Attention:

Acknowledged by:

THE BANK OF NOVA SCOTIA,
as the Administrative Agent

By:

Title: